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Lawson Products, Inc.

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Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 13, 2008

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the “Company” or “Lawson”), which will be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on May 13, 2008 at 10:00 a.m., central time, for the following purposes:

(1)	To elect three directors to serve three years;

(2)	To ratify the appointment of Ernst & Young LLP as Lawson’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

(3)	To approve the Lawson Products, Inc. Long-Term Incentive Plan; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 24, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accompanying this notice is a Proxy, a Proxy Statement and a copy of the Company’s 2007 Annual Report on Form 10-K.

Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.

By Order of the Board of Directors

Neil E. Jenkins
Secretary

Des Plaines, Illinois
April 21, 2008

Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 13, 2008

This Proxy Statement is being sent to stockholders on or about April 21, 2008, in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the meeting. We have retained Morrow & Co., Inc., a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $4,500 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the Internet as set forth in the enclosed proxy, the shares represented thereby will be voted. A proxy may be revoked at any time prior to its voting by execution of a later dated proxy or by voting in person at the annual meeting.

As of March 24, 2008, we had 8,522,001 shares of Common Stock (the “Common Stock”) outstanding and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Stock is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. It is intended that the named proxies will vote in favor of the election of directors of the nominees listed below, except as otherwise indicated on the proxy form. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees. The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm and the approval of the Long-Term Incentive Plan require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. A properly executed proxy card marked “Abstain” with respect to either proposal will constitute a vote against such proposal.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Broker non-votes will not affect the determination of the outcome of the vote on the election of directors, the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, or the approval of the Long-Term Incentive Plan. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors, the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, and approval of the Long-Term Incentive Plan are routine matters on which a broker has the discretion to vote if instructions are not received from the client in a timely manner.

Proposal 1: Election of Directors

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast its votes for one nominee or distribute them in any manner it chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at nine members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2011 and until their successors are elected and qualified.

The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.

			Year First
			Elected
Name	Age	Principal Occupation	Director

Nominees to be Elected to Serve Until 2011
Ronald B. Port, M.D.	67	Chairman of the Board of Directors since April 2007. Retired Physician.	1984
Robert G. Rettig	78	Consultant.	1989
Wilma J. Smelcer	59	Ms. Smelcer was a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. Also from 2001 through 2006, Ms. Smelcer was a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001.	2004

The Board recommends that stockholders vote “FOR” these nominees.

			Year First
			Elected
Name	Age	Principal Occupation	Director

Directors Whose Terms Expire in 2009
James T. Brophy	80	Private Investor.	1971
Thomas S. Postek	66	Certified public accountant and chartered financial analyst currently affiliated with Geneva Investment Management of Chicago since January 2005. Mr. Postek was a partner and principal of William Blair & Company, LLC from 1986 to 2001. During his tenure at William Blair, Mr. Postek covered various business services as an analyst, including industrial distribution. Mr. Postek is also a director of UniFirst Corporation.	2005
Mitchell H. Saranow	62	Chairman of The Saranow Group, a family investment firm and its predecessors, since 1984. Mr. Saranow was the chief executive officer of the general partner of Lenteq, LP of Northbrook, Illinois, and served as a managing director (i.e, both a director and executive officer) of Lenteq, C.V., the primary Dutch operating entity and wholly owned subsidiary of Lenteq LP. In 2007, Lenteq C.V. and two related Dutch companies, all of which were located in Lisserbroek, The Netherlands, filed for bankruptcy under Dutch insolvency laws, and substantially all of their assets were sold pursuant to this process early in 2008. Mr. Saranow is also a director of Telephone and Data Systems, Inc.	1998

			Year First
			Elected
Name	Age	Principal Occupation	Director

Directors Whose Terms Expire in 2010
James S. Errant	59	Managing Partner of Gore Range Brewery from 1997 to the present. Managing Partner of Frites, LLC from 2004 to the present. President of Prima Corporation from 1973 to 2006. The companies listed above are in the business of operating restaurants.	2007
Lee S. Hillman	52	Executive Chairman and Chief Executive Officer, Power Plate International since February 2006. President of Liberation Investment Advisory Group since 2003. From 1996 to 2002, Mr. Hillman was Chief Executive Officer, President and a Director and from 2000 to 2002 Chairman of the Board of Bally Total Fitness Holding Corporation, an owner and operator of health and fitness clubs. Mr. Hillman is also a director of RCN Corporation and a trustee of the Adelphia Recovery Trust.	2004
Thomas J. Neri	56	President and Chief Executive Officer of Lawson Products, Inc. since April 2007. In 2006, he was promoted to Chief Operating Officer. He joined the company in 2003 as Chief Financial Officer and Executive Vice President, Planning.	2007

Securities Beneficially Owned by Principal Stockholders and Management

The following table sets forth information as of March 31, 2008 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, each director, each named executive officer, and all executive officers and directors as a group. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares of Common Stock issued and outstanding is 8,522,001.

	Sole Voting or
	Dispositive Power	Shared Voting or	Percent of
Name of Beneficial Owner	(1)(2)	Dispositive Power	Class

Five Percent Shareholders:
Roberta Port Washlow(3)	22,471	3,011,436	35.6%
1666 East Touhy Avenue Des Plaines, Illinois 60018
Sidney L. Port Trust(4)	1,170,389	—	13.7%
1666 East Touhy Avenue Des Plaines, Illinois 60018
Royce & Associates LLC(5)	929,479	—	10.9%
1414 Avenue of the Americas New York, NY 10019
Directors and Director Nominees:
James T. Brophy	4,439	—	*
James S. Errant	19,204	12,378	*
Lee S. Hillman	2,289	—	*
Ronald B. Port, M.D(3)	21,404	3,011,436	35.8%
Thomas S. Postek	12,045	—	*
Robert G. Rettig	6,289	—	*
Mitchell H. Saranow(6)	12,789	—	*
Wilma J. Smelcer	2,289	—	*
Named Executive Officers:
Jeffrey B. Belford(7)	100	—	*
Roger F. Cannon(8)	4,367	—	*
Stewart A. Howley	—	—	*
Neil E. Jenkins	—	—	*
Thomas J. Neri	—	—	*
Michael W. Ruprich	—	—	*
Scott F. Stephens	—	—	*
Robert J. Washlow(9)	60,657	—	*
All executive officers and directors as a group (16 persons)	145,872	3,023,814	37.2%

*	Less than 1%.

(1)	Does not include certain shares held by wives and minor children in the case of Mr. Brophy (725 shares) and Dr. Port (4,803 shares) and all executive officers and directors as a group (5,528 shares).

(2)	Stockholdings shown include shares issuable upon the exercise of stock options exercisable within 60 days of March 30, 2007 by Dr. Port (2,500 shares) and Mr. Saranow (2,500 shares).

(3)	Includes shares held in family partnerships in the aggregate amount of 3,011,436 in which Dr. Ronald B. Port, and Roberta Port Washlow (Mr. Sidney Port’s daughter and Mr. Washlow’s spouse) are the managing partners. Approval of both of the managing general partners is required for any actions with respect to the reported securities.

(4)	Based on an Amendment to Schedule 13G filed by Sidney L. Port with the SEC, dated February 14, 2007.

(5)	Based on an Amendment to Schedule 13G filed by Royce & Associates LLC with the SEC, dated January 29, 2008.

(6)	8,000 shares are owned by Saranow Investments, L.L.C., which is owned by Mr. Saranow and his family. 2,289 shares are owned by Mr. Saranow.

(7)	Mr. Belford resigned from the Company effective January 5, 2007. The share information provided for Mr. Belford is current through this date.

(8)	Mr. Cannon resigned from the Company effective January 12, 2008. The share information provided for Mr. Cannon is current through this date.

(9)	Mr. Washlow resigned from the Company effective April 13, 2007. The share information provided for Mr. Washlow is current through this date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of shares of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2007, all the Reporting Persons complied with all applicable Section 16 filing requirements.

CORPORATE GOVERNANCE

Board of Director Meetings and Committees

In 2007, the Board of Directors held 8 meetings, the Compensation Committee held 6 meetings, the Audit Committee held 9 meetings, the Management Development Committee held 2 meetings, the Nominating and Governance Committee held 3 meetings and the Financial Strategies Committee held 1 meeting. In 2007, each director attended at least 75% of the meetings of the Board of Directors and of the respective committees on which he served.

The Board of Directors has standing Audit, Compensation, Financial Strategies, Nominating and Governance, and Management Development Committees. The Audit, Compensation and Nominating and Governance Committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

Directors

The names and ages of all directors and all persons nominated to become directors can be found under the foregoing heading “Proposal 1: Election of Directors.” In April 2007, Robert J. Washlow resigned as Chairman, Director and Chief Executive Officer of the Company, and the Board elected James S. Errant to fill the Board vacancy left by his departure. On April 13, 2007, the Board appointed Ronald B. Port, M.D., as Chairman of the Board and Thomas J. Neri as Chief Executive Officer. Thomas J. Neri was elected to the Board of Directors in December 2007.

The Audit Committee

The functions of the Audit Committee include the appointment, compensation, retention and oversight of the Company’s independent auditors, reviewing the scope and results of the audit by the Company’s independent auditors and reviewing the Company’s procedures for monitoring internal control over financial reporting. The current members of the Audit Committee consist of Thomas Postek (Chairman), James T. Brophy, Robert G. Rettig and Mitchell H. Saranow. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC. The Board of Directors has determined that Mr. Saranow is an “audit committee financial expert” as such term is defined by the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market.

The Compensation Committee

The Compensation Committee makes all determinations with respect to the compensation of the Chief Executive Officer and establishes compensation for all other executive officers of the Company. The Compensation Committee consists of Lee S. Hillman (Chairman), James T. Brophy, Robert G. Rettig, Mitchell H. Saranow and Wilma J. Smelcer. The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Chief Executive Officer. The Chief Executive Officer recommended compensation decisions involving the executive officers and discussed these recommendations and related issues with the Compensation Committee. During Committee meetings at which compensation actions involving the Chief Executive Officer are discussed, the Chief Executive Officer does not participate in the discussions if the Committee so chooses. At each meeting, the Compensation Committee has the opportunity to meet in executive session. Each member of the Compensation Committee satisfies the independence requirements of The Nasdaq Stock Market and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Nominating and Governance Committee

The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee consists of Mitchell H. Saranow (Chairman), James S. Errant, James T. Brophy, Robert G. Rettig, and Wilma J. Smelcer. With the exception of Mr. Errant, each member of the Nominating and Governance Committee satisfies the independence requirements of The Nasdaq Stock Market.

The Financial Strategies Committee

The Financial Strategies Committee reviews and evaluates the financial activities of the Company and makes recommendations to the Board of Directors and management regarding business strategies and financial policies and objectives to promote and maintain superior standards of performance. The Committee consists of Mitchell Saranow (Chairman), James T. Brophy, James S. Errant, Lee S. Hillman, and Ronald B. Port, M.D.

The Management Development Committee

The Management Development Committee is responsible for management development and succession. The directors who serve on the Management and Development Committee are Wilma J. Smelcer (Chairwoman), James S. Errant, Lee S. Hillman, Ronald B. Port, M.D. and Robert G. Rettig.

Family Relationships

Ronald B. Port, M.D. is the son of, and James S. Errant is the former son-in-law of, the late Sidney L. Port, founder of the Company and a former director.

Director Nominations

The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chair of the Nominating and Governance Committee, c/o the Corporate Secretary of Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. In order for a stockholder to nominate a candidate for director, under the Company’s Charter, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at the principal executive offices of the Company as set forth under “Proposals of Security Holders” below. The Nominating and Governance Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. The Nominating and Governance Committee will follow procedures which the Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent Board of Directors members and by stockholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Committee will consider a candidate’s qualifications and background, including, but not limited to responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical background or professional qualifications and other public company Boards of Directors on which the candidate is a director. The Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”). The Committee may from time to time engage the service of a professional search firm to identify and evaluate potential nominees.

Director Independence

The Company’s Board of Directors has determined that James T. Brophy, Lee S. Hillman, Thomas S. Postek, Robert G. Rettig, Mitchell H. Saranow, and Wilma J. Smelcer are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

Annual Meeting Attendance Policy

The Company expects all Board members to attend the annual meeting of stockholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors attended the most recent annual meeting of stockholders.

Code of Ethics

The Board of Directors has adopted a Code of Ethics Policy. The policy may be viewed on the Company’s website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

Stockholder Communications with Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. Communications intended for non-management directors should be directed to the Chair of the Nominating and Governance Committee.

REMUNERATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis (“CD&A”)

Compensation Philosophy and Objectives

Our executive compensation programs are designed to reward executives for the consistent development and execution of successful business strategies. In determining the type and amount of compensation for each executive, we use both current compensation and the opportunity to receive future compensation in a manner that we believe optimizes the executive’s contributions to our Company. Our compensation programs are designed to encourage and reward the creation of long-term shareholder value.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

1.	Talent Acquisition and Retention. We believe that having qualified people at every level of our Company is critical to our success. We develop executives from within to lead the organization, or as needed, recruit them from outside the Company. Finding talented people with the right competencies and experience is very important. Our compensation programs should encourage talented executives to join and continue their careers as part of our senior management team.

2.	Accountability for Lawson’s Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive plans. Our executives’ compensation will increase or decrease based on how well they achieve set Company performance goals.

3.	Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.

Named Executive Officers

Thomas J. Neri, Robert J. Washlow, Scott F. Stephens, Neil E. Jenkins, Michael W. Ruprich, Stewart A. Howley, Jeffrey B. Belford, and Roger F. Cannon represent our current Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer, three most highly compensated current executive officers, as well as two former executives who would have qualified in 2007 but were not executive officers at the end of the fiscal year (the “named executives” or “named executive officers”).

Compensation Committee

Our Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of our executive officers and produces an annual report on executive compensation for inclusion in the Company’s Proxy Statement.

The Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation for executive officers, evaluating the performance of executive officers in light of those goals and objectives, and setting the compensation level of executive officers based on this evaluation. The Committee also administers incentive-compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board the compensation for Board members, such as retainer, committee chairman fees, stock options and other similar items as appropriate. For 2008, the Committee is soliciting shareholder approval of a new long-term incentive plan to ensure the appropriate alignment of management incentives with shareholder interests.

The Compensation Committee reviews and approves the compensation programs for the CEO and senior management, which include the named executives whose compensation is included in this report. The Company’s CEO makes recommendations on compensation to the Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. The Committee consults with independent compensation consultants to ensure that compensation is reasonable and within market practice.

Key Elements of Compensation

We use four key pay elements to achieve our objectives for our executive compensation programs: base salary, annual incentives, long-term incentives and benefits. These compensation elements are weighted toward variable or “at-risk” compensation. Variable incentive pay is “at-risk” because total pay is significantly reduced if performance does not meet pre-established objectives.

Actual compensation of our named executive officers varies from the target mix based upon the actual Company performance, individual performance and the timing of the awards. For example, our current long-term incentive plan is a five-year incentive plan whose performance cycle ends on December 31, 2008. Any awards, if earned, will be paid in accordance with the plan document.

The Long-Term Incentive Plan recommended for shareholder approval in this Proxy also requires achievement of goals over multiple years. Awards are paid at the end of the performance period based on actual achievement of pre-established targets.

To date, we have followed the compensation approach as described below:

•	Target base salaries at the 50th percentile or median of the market;

•	Target annual incentive opportunity at the median of the market with significant upside opportunity for exceeding established targets; and

•	Administer an objective-based, long-term incentive plan with the potential for well above market rewards when stretch goals were achieved. We believe that the use of objective-based goals is an essential component of long-term incentive plans. Our current plans have provided for cash-based awards only. Our proposed Plan design, included for shareholder approval, provides the flexibility to provide stock based awards to executives to align their interests with those of shareholders.

We intend to continue to assess our compensation elements in the future to ensure they align executive and shareholder interests in the growing competitive landscape facing our Company.

Consultants

In 2007, the Company engaged Capital H Group (“Capital H”) to perform analysis and make recommendations on rewards programs for its executives, sales force and other employee groups. Capital H was also asked to make recommendations regarding the design of executive compensation plans for 2008 and beyond. Since that time, Capital H has assessed Lawson’s competitive market position and presented that analysis and recommendations to the Compensation Committee. Primary work concerning executive compensation has included market pricing, benchmarking, proxy reviews and the development of materials supporting roll out and communication of the Plan to participants.

Capital H is independent and maintains no other direct or indirect business relationships with the Company. All executive compensation services provided by Capital H are conducted under the direction or authority of the CEO and/or the Compensation Committee. All executive compensation work performed by Capital H Group is subject to review and approval of the Compensation Committee.

Establishment of Peer Groups for Compensation Benchmarking

Working with Capital H Group, we have established a peer group of 18 companies to be used for evaluating competitive compensation levels during proxy reviews. The 18 companies represent a mix of wholesale trade companies, closely-held companies and our direct competitors, with revenues and net income similar to that of the Company.

Specifically, the peer companies have annual revenues ranging from $200 million to $1 billion. This peer group has been used specifically to review the appropriate mix and size of target awards for similar-sized companies.

In addition, compensation is evaluated based on published survey information for named executive officers, and other executives. Benchmarking from published surveys is based on a blend of employees performing similar roles

1. In all surveyed companies in the United States, excluding financials services, and

2. Wholesale and retail trade organizations, and

3. For-profit organizations surveyed with similar revenue as the Company.

As mergers and acquisitions, and/or company data is reviewed, companies will be added to or deleted from this set of peers to maintain an appropriate comparator group based on revenue size and other factors. The companies comprising the compensation peer group are:

• APAC Customer Services Inc	• Keystone Automotive Inds Inc
• Bandag Inc	• Markwest Hydrocarbon Inc
• Books-A-Million Inc	• Newpark Resources
• Crawford & Co	• Nu Horizons Electrs Corp
• DXP Enterprises Inc	• Olympic Steel Inc
• Empire Resources Inc	• P.A.M. Transportation Svcs
• Farmer Bros Co	• RPC Inc
• H&E Equipment Services Inc	• Tessco Technologies Inc
• Industrial Distribution Group Inc	• Universal Truckload Services

Specific Compensation Elements

Base Salary

The eight named executives have base salaries that are illustrated in the Summary Compensation Table below. Base salaries are paid to compensate the executives for the services they rendered during the fiscal year. These salaries are set targeting the median pay levels from companies that are comparable in terms of size, industry and complexity as a market reference point.

In setting 2007 base salaries for executives below the CEO, the Committee, in concert with input from the Chairman of the Board and the CEO, considered the following:

•	The competitive market data (25th, 50th, 75th percentile);

•	The experience, skills and competencies of the individual;

•	The compensation of the individual relative to other members of the executive team; and

•	Individual performance of the executive in the prior year.

Our competitive base salary program serves principally to assist our Company in hiring and retaining the talent we need to serve in key executive positions.

Increases in base salary may be given from time to time. These typically will be attributable to market movement, as well as incumbent growth in job performance. In cases where the Company significantly raises an executive’s base salary, it usually reflects (1) an important increase in responsibility due to promotion or business reorganization, or (2) recognition for substantially increased competencies and excellent performance. From the end of fiscal year 2006 to the end of fiscal year 2007, the Company increased Thomas Neri’s base salary by $70,000, pursuant to his promotion to Chief Executive Officer in April 2007. Additionally, the Company increased Scott Stephens’ base salary by $20,000, Neil Jenkins’ base salary by $50,000, and Stewart Howley’s base salary by $12,000 in coordination with additional responsibilities and/or annual merit increases.

Incentive Plans

To reinforce strategic change initiatives and to attract and retain leadership talent, we use an objective-based Annual Incentive Plan (“AIP”) and a Long-Term Capital Accumulation Plan (“Current LTIP”) for our executives. This coming year, in 2008, is the final year the Company is measuring performance for the 5-year Current LTIP. If performance goals are achieved, the Plan will generate awards over a three-year period in 2009, 2010, and 2011. At this time, in conjunction with the expiration of this Plan, we are proposing a new Long-Term Incentive Plan (“Proposed LTIP”) be approved by shareholders.

Annual Incentive Plan (“AIP”)

The Annual Incentive Plan is a “short-term” fiscal-year incentive plan that rewards executives for the achievement of goals that, depending on the role of the executive, are composed of a mix of corporate, business unit, department and individual objectives. The purpose of this Plan is to focus on the achievement of key business objectives for the fiscal year. These objectives are aligned with the strategic plan which has a long-term time horizon focused on creating shareholder value.

Corporate AIP Objective:

In 2007, the key performance measure for our executives was Company profitability. To develop a meaningful measure for our management, we exclude from the income statement line item “Income from Continuing Operations before Income Taxes and Cumulative Effect of Accounting Change” expenses not generally within the control of management. For example, in 2007 and 2006, we excluded these expenses and credits:

–	The credit of $0.5 million, resulting in compensation income for 2007 related to the Current LTIP established in 2003. This is compared to $4.6 million of expense in 2006;

–	The Stock Performance Rights credit of $0.4 million in 2007. This is compared to $2.5 million of expense in 2006;

–	Approximately $12.0 million of severance and other charges in 2007. This is compared to approximately $0.4 million in 2006;

–	Legal and other expenses of $5.8 million in 2007 associated with an investigation by Federal authorities. This is compared to $3.2 million of expenses in 2006. For more information on this item please refer to page 10 of the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2008;

–	and $2.3 million of 2007 incentive compensation costs. This compared to $2.9 million in 2006.

Considering the items discussed in the section above, we set the 2007 AIP target for operating income at $49.7 million. This was 11.9% above the comparable AIP target for operating income of $44.4 million in 2006. This target was selected as a challenging objective for our management. Actual 2007 results were $39.5 million, 79.5% of target and equal to the Plan threshold of $39.5 million. The Plan threshold level is the minimum level of performance needed to fund payment to our executives for this goal.

This corporate performance goal was typically weighted at approximately 50% of each of the named executive’s target annual incentive payment.

Business Unit, Department and Individual AIP Goals:

The balance of the 2007 goals in the AIP represented approximately 50% of each of the named executive officer’s target annual incentive payment. Each executive had between 3 and 6 objectives in this category. At the time the annual grants were approved, the Committee thought that it was more likely than not that each named executive officer would achieve their 2007 goals. The goals included re-engineering processes, increasing sales, reducing costs, developing new products, and introducing new systems, among others. Each goal is set to have significant opportunity for business operating improvement and is important in the attainment of Company strategy.

AIP Considerations for 2008

As the Company continues to advance, individual contribution to Company success remains critical, whether leading a business unit, department, or functional team. As a result, the focus of our management team and participants in the AIP has been focused on overall Company success and individual contribution to achieving those goals. Through disciplined goal-setting and performance management, the Company intends to appropriately award those individuals whose efforts in their roles have best supported the success of the Company.

Long-Term Incentive Plans

The third key element of our executive compensation program is the Long-Term Capital Accumulation Plan. Fiscal year 2008 is the final year of the current five-year Long-Term Capital Accumulation Plan (“Current LTIP”), which may generate payouts over three years to key executives, beginning in March 2009. At this time, the Company is proposing for shareholder approval, a new Long-Term Incentive Plan (“Proposed LTIP”). These plans both feature achievement of multi-year objectives for a payout to occur. Selected officers and other key employees participate in these Plans from time to time, at the discretion of the Compensation Committee.

The Board of Directors recommends shareholders approve the Proposed LTIP. The purpose of the new Plan is to ensure that key employees have a vested interest in advancing the performance of the Company, and increasing shareholder value. Such programs are necessary to ensure that the Company is able to attract and retain qualified talent to these critical roles. If approved by the shareholders, the new Long-Term Incentive Plan will succeed the previous plan. Regardless of approval of the Proposed LTIP, no further awards will be made under the Current LTIP beyond the goals set for fiscal year 2008.

This section summarizes the current and proposed plans. The Proposed LTIP is shown in the attached Appendix A.

Long-Term Capital Appreciation Plan (“Current LTIP”)

These awards gain value as specified levels of earnings and working capital are achieved and a formula-based shareholder value is calculated there from. As of December 31, 2007, the long-term Plan has completed 80% of its five-year measurement period. It commenced on January 1, 2004 and concludes on December 31, 2008. Selected executive officers, including all of the named executive officers, have been provided with a formula-based Shareholder Value Creation Plan based primarily on increasing the earnings of the Company. The amount of compensation to be paid to the participants in the Plan will be based upon the degree of improvement in:

(a)	the consolidated income of the Company and its subsidiaries before adjustment for interest, income taxes, depreciation and amortization (“EBITDA”); and

(b)	the net value of certain non-operating assets and liabilities of the Company, as described in the Plan.

The compensation payable to a participant in the Plan will be a percentage of an overall funding pool that is generated based on Plan performance. A participant receives rights of participation, each of which will normally represent one-tenth of 1% of the pool. A maximum of 1,000 participation rights may be awarded under the Plan, and no individual may receive more than 350 participation rights. The Plan does not specify any maximum dollar amount that can be earned by any one participant.

In 2007, the Company, by action of the Compensation Committee reallocated interest in the plan to all remaining participants following the departure of Messrs. Washlow, Belford, and Cannon. The current LTIP incentive award pool will be calculated based on the full 1,000 Shareholder Value Appreciation Rights “SVAR” shares, but the total value will be reduced by $575,000 (equal to the payments of $417,000 to Mr. Washlow and $158,000 to Mr. Belford). The Compensation Committee has determined to exclude certain charges relating to the ongoing government and internal investigations and certain severance charges from the award pool calculation. The reduced funded pool balance will be distributed proportionally to the remaining participants based on their current SVAR holdings. For the named executive officers, the percent of the final incentive pool is as follows:

Executive	Percent of Pool

Thomas J. Neri	32.60%
Neil E. Jenkins	22.10%
Michael W. Ruprich	12.10%
Scott F. Stephens	10.50%
Stewart A. Howley	6.00%

With the expiration of the Current LTIP program, there is no long-term incentive plan in place for Lawson executives beyond 2008. This compensation component is key to supporting the alignment of executive’s interests with those of the shareholders and to serve as attraction, retention or motivation tools for these key employees.

Fundamental features of the Proposed LTIP are described in the proposal for shareholder approval later in this proxy statement.

Benefits

The named executives are eligible for both “qualified” and “non-qualified” benefits. Qualified benefits are generally available to all Lawson employees and are subject to favorable tax treatment by the IRS under the tax code. Qualified benefit plans cover such items as health insurance, life insurance, vacation, profit sharing, and 401(k) retirement savings. Named executives and employees are required to contribute to offset a portion of the cost of some of these plans. In contrast to qualified benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the IRS Code. Non-qualified benefit plans are designed to fill a gap in executive compensation that is not covered by qualified plans.

One non-qualified benefit for executives is the opportunity to defer compensation in an unfunded deferred compensation plan. The plan allows participants to defer the receipt of earnings until a later year, and therefore to defer payment of income taxes. Our Company has use of the money until the participants elect to receive it, usually upon retirement or after leaving our Company. A feature of the deferred compensation plan allows participants to invest in a set of mutual funds. Based on the increase or decrease in the tracked mutual funds’ total value, the Company uses its own funds to adjust the deferred compensation by that gain (or loss) when distributed. This type of plan is an attractive way to defer the receipt of compensation into retirement years, when income and tax levels are generally lower. This is a positive feature in Lawson’s compensation program and a good way to help retain executives without significant cost. The executives in the plan, however, are unsecured creditors and are at risk of losing part or all of their deferrals if the Company goes into bankruptcy.

The Company has broad-based, employee eligible qualified profit-sharing and 401(k) plans available in the Company to facilitate retirement savings. For the year 2007, the Company paid 8.25% of base salary compensation to the named executives and many employees under a qualified profit-sharing plan. For those executive’s with base salaries above $225,000, the Company also paid 8.25% on amounts of base salary above $225,000 into the Executive Deferred Compensation Plan. The specific amounts for these awards may be found in the All Other Compensation table later in this proxy statement.

Perquisites

Our Company operates in a spirit of thrift and directs its resources at building shareholder value. We believe that perquisites are generally not a good Company investment. We do not offer perquisites for our executives, such as country club memberships, executive life insurance or car allowances. Nor do we provide executives with the use of a Company aircraft, the services of an executive dining room or vehicles. A financial counseling adviser was engaged to assist a small group of senior executives to plan for retirement as shown in the All Other Compensation table later in this proxy statement.

Dilution from Equity-Based Compensation

Lawson pays close attention to the issue of dilution in the use of long-term incentives. Past plans focused on strategic performance objectives incorporated into non-equity incentive programs. However, we believe aligning executives interests with the shareholders through the use of equity awards will help to attract, retain, and motivate plan participants, which is in the best interest of all stakeholders. For this reason, the Proposed LTIP balances the two beliefs by allowing the Company to provide long-term awards in a combination of cash and equity.

Employee Contracts and Severance Protection

Certain executive officers, including some of those reported in the Summary Compensation Table, have employment contracts with the Company. The main purpose of an employment contract is to protect the Company from certain business risks (threats from competitors, loss of confidentiality or trade secrets, disparagement, solicitation of customers and employees) and to define the Company’s right to terminate the employment relationship.

Employment contracts help attract executives to work for the Company by protecting them from certain risks, such as business reorganization with position elimination, or position elimination in the event of a change in control or sale of the Company. The executives or their heirs may also be protected in case of disability or death. A description of the provisions of the employment agreements for certain executive officers may be found under the heading Termination and Change-in-Control Payments later in this proxy statement.

Departures of Key Employees in the Current Company LTIP

Mr. Jeffrey B. Belford, former President and Chief Operating Officer, retired from the Company on January 5, 2007 and is no longer an employee of the Company. As disclosed in the Summary Compensation Table below, Mr. Belford received a payment of $1,442,000 upon his retirement in recognition of his long-standing performance for the Company. In connection with his forfeit of certain rights under the Plan, he received a payment of $158,000. At the time of his retirement he held 90 units or 9% of the participation rights of the potential 1,000 rights in the Plan. The Company has reduced the pool amount payable under the Plan by $158,000 to reflect the payment made to Mr. Belford.

Mr. Robert J. Washlow, former Chairman and Chief Executive Officer, resigned from the Company on April 13, 2007 and is no longer an employee of the Company. As disclosed in the Summary Compensation Table below, Mr. Washlow’s Plan balance of $417,000, associated with his rights in the

Plan, is payable over a three year period beginning in 2007. At the time of his resignation he held 301 units or 30.1% of the participation rights of the potential 1,000 rights in the Plan.

Change-in-Control or Sale of the Company

Change-in-control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change-in-control. These benefits are determined based upon the terms of the Current LTIP Plan. Thomas J. Neri, Scott F. Stephens, and Neil E. Jenkins have change-in-control provisions in their employment agreements.

Role of Executive Officers in Compensation Decisions

As discussed above, the Compensation Committee reviews and approves the compensation programs for the CEO and senior management, which includes the named executives whose compensation is included in this report. The Company’s CEO makes recommendations on compensation to the Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. The Committee consults with independent compensation consultants to ensure that compensation is reasonable and within market practice.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation paid in any given year to a named executive officer in excess of $1.0 million. Performance-based compensation plans, such as Lawson’s Current and Proposed LTIPs, are not subject to this restriction. As much as practicable, Lawson uses performance-based compensation. In the event the proposed compensation for any of the Company’s executive officers is expected to exceed the $1.0 million limitation, the Committee will, in making a decision, balance the benefits of tax deductibility with its responsibility to hire, retain and motivate executive officers with competitive compensation programs. The company has strived to qualify its various plans to comply under Section 162(m) of the Internal Revenue Code. This will allow payments made to any named executive officer in the Plan to be deductible by the Company if that officer’s compensation exceeds $1.0 million in a given year.

Chief Executive Officer Compensation

In setting Chief Executive Officer Thomas J. Neri’s compensation for 2007, the Compensation Committee considered a variety of factors, including market competitive pay, level of responsibility, personal abilities, individual expertise and performance. His base salary was set at $450,000 in accordance with his promotion to Chief Executive Officer in April 2007. His annual incentive award was $345,000 in 2007, compared to $107,540 in 2006. In determining his incentive award in 2007, the Committee considered, among other factors, Mr. Neri’s performance against objectives set by the Compensation Committee for operating income, with a weighting of 50%, and four individual performance objectives with a total weighting of 50%.

Compensation Committee Interlocks and Insider Participation

In 2007, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2007, and no member of the Compensation Committee was formerly an officer of the Company.

* * *

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 31, 2007. Based on such review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted by the Compensation Committee:

Lee S. Hillman (Chairman)
James T. Brophy
Robert G. Rettig
Mitchell H. Saranow
Wilma J. Smelcer

2007 SUMMARY COMPENSATION TABLE(1)

The following table shows the compensation for the last fiscal year awarded to or earned by individuals who served as the Company’s Chief Executive Officer, Chief Financial Officers and each of the Company’s three other most highly compensated executive officers and two additional individuals for whom disclosure would have been provided if they had been serving as an executive officers at the end of fiscal year 2007.

				Option Awards	Non-Equity
			Discretionary	(Stock Performance	Incentive Plan	All Other
		Salary	Bonus	Rights)	Compensation	Compensation	Total
Name and Principal Position	Year	($)(2)	($)	($)(3)	(4)	($)(5)	($)

Thomas J. Neri	2007	432,500	—	2,609	345,000	37,882	817,991
Chief Executive Officer(6)	2006	314,583	—	48,255	107,540	29,726	500,104
Robert J. Washlow	2007	293,754	—	—	—	2,133,000	2,426,754
Former Chairman of the Board and Chief Executive Officer(7)	2006	650,000	—	943,440	208,000	62,375	1,863,815
Scott F. Stephens	2007	236,667	—	—	96,251	19,525	352,443
Senior Vice President and Chief Financial Officer	2006	220,000	—	—	47,850	19,250	287,100
Neil E. Jenkins(8)	2007	277,022	—	(52,544)	93,750	25,055	343,283
Executive Vice President, Secretary and General Counsel
Michael W. Ruprich(8)	2007	300,000	—	—	91,046	24,751	415,797
Group President, MRO and New Channels
Stewart A. Howley(8)	2007	282,000	—	—	85,332	52,689	420,021
Chief Marketing Officer
Jeffrey B. Belford	2007	—	—	—	—	2,275,844	2,275,844
Former President and Chief Operating Officer(9)	2006	390,000	—	171,815	189,000	36,375	787,190
Roger F. Cannon(10)	2007	226,667	—	—	—	921,177	1,147,844
Former Executive Vice President Field Sales Strategy and Development	2006	340,000	—	109,680	70,000	31,950	551,630

(1)	The Bonus, Stock Awards, and Change in Pension Value and Non-qualified Deferred Compensation Earnings columns have been deleted from the Summary Compensation Table as such compensation was not granted in 2007.

(2)	The amounts listed in this column show the base salary paid to the named executive officer in fiscal 2007 and 2006.

(3)	The amounts in this column represent the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for cash-settled stock performance rights (“SPRs”) awarded prior to 2007. The negative SPR expense is due to the decline in fair value of certain SPR grants. The Black-Scholes option valuation model assumptions used in calculating the grant-date fair value are included in Note K to our audited financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on March 12, 2008. These amounts reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the named executive officer. Upon adoption of FAS 123(R), our SPR liability was required to be calculated under the fair-value method instead of the intrinsic-value method.

(4)	This column sets out cash bonuses earned (rather than paid) in the respective year.

(5)	See All Other Compensation below for a breakdown of payments.

(6)	Mr. Thomas Neri became President and Chief Operating Officer on January 5, 2007 and our Chief Executive Officer in April 2007.

(7)	Mr. Washlow resigned after more than 8 years of service with the Company in April 2007.

(8)	Became a named executive officer in 2007.

(9)	Mr. Jeffrey Belford retired after more than 26 years of service with the Company in January 2007.

(10)	Mr. Cannon was no longer an executive officer of the Company effective August 31, 2007 and retired January 12, 2008.

ALL OTHER COMPENSATION

		Deferred	Financial				Total
	Profit Sharing	Compensation Plan	Counseling	Relocation	Severance		All Other
	Contribution	Contributions for	Payments	Payments	Payments		Compensation
Name	($)(1)	FY 2007 ($)(2)	($)	($)	($)		($)

Thomas J. Neri	18,563	17,119	2,200	—	—		37,882
Robert J. Washlow	—	—	—	—	2,133,000	(3)	2,133,000
Scott F. Stephens	18,197	1,328	—	—	—		19,525
Neil E. Jenkins	18,563	4,292	2,200	—	—		25,055
Michael W. Ruprich	18,563	6,188	—	—	—		24,751
Stewart A. Howley	18,563	4,702	—	29,424	—		52,689
Jeffrey B. Belford	—	—	—	—	2,275,844	(4)	2,275,844
Roger F. Cannon	18,563	13,084	—	—	889,530	(5)	921,177

(1)	The Company made a profit sharing contribution of 8.25% of base salary up to the IRS wage base limit of $225,000.

(2)	For executives with base salaries above $225,000, the Company paid 8.25% on “excess” above $225,000 into the Executive Deferred Compensation Plan. Please see the Non-Qualified Deferred Compensation Table.

(3)	Includes $1,716,000 contractual severance payments and $417,000 of payments related to Mr. Washlow’s participation in the Company’s LTIP.

(4)	Includes $1,602,500 of compensation awarded in connection with Mr. Belford’s retirement from the Company and to his forfeit of participation rights in the Company’s LTIP and $673,344 of accrued but not paid severance.

(5)	Includes $156,922 of severance paid and $732,608 of accrued but not paid severance.

GRANTS OF PLAN-BASED AWARDS IN 2007(1)

		Estimated Future Payouts Under Non-Equity
	Effective	Incentive Plan Awards
Named Executive	Grant Date(2)	Threshold($)	Target($)	Maximum($)

Thomas J. Neri
2007 LTIP	6/18/07	1,008,000	1,598,000	2,187,000
2007 AIP(3)		225,000	450,000	675,000
Robert J. Washlow(4)
2007 LTIP		—	—	—
2007 AIP(3)		—	—	—
Scott F. Stephens
2007 LTIP	6/18/07	432,000	685,000	937,000
2007 AIP(3)		43,750	87,500	131,250
Neil E. Jenkins
2007 LTIP	6/18/07	577,000	914,000	1,250,000
2007 AIP(3)		50,000	100,000	150,000
Michael W. Ruprich
2007 LTIP	6/18/07	145,000	230,000	314,000
2007 AIP(3)		73,425	146,850	220,275
Stewart A. Howley
2007 LTIP	6/18/07	259,000	411,000	562,000
2007 AIP(3)		66,750	133,500	200,250
Jeffrey B. Belford(5)
2007 LTIP		—	—	—
2007 AIP(3)		—	—	—
Roger F. Cannon(6)
2007 LTIP		—	—	—
2007 AIP(3)		—	—	—

(1)	The columns for Estimated Future Payments under Equity Incentive Plan Awards, All Other Stock Awards, Exercise or Base Price of Option Awards have been deleted.

(2)	The estimated future payout for the Current LTIP awards listed is expected to begin in 2009, provided that earlier payments may be made under the Current LTIP in the event of a sale of the Company or the termination of employment of an executive under certain circumstances.

(3)	Reflects potential awards under the Lawson Products, Inc. 2007 Annual Incentive Plan (“AIP”). The 2008 payments for 2007 performance under the AIP have been made as described in “AIP Results in 2007” under the section entitled Compensation Discussion and Analysis and are shown in the Summary Compensation Table in the column entitled Non-Equity Plan Compensation.

(4)	On April 13, 2007, Robert Washlow resigned as Chairman, Director and Chief Executive Officer of the Company.

(5)	Mr. Belford, former President and Chief Operating Officer, retired from the Company on January 5, 2007.

(6)	Mr. Cannon, former Executive Vice President Field Sales Strategy and Development, retired from the Company on January 12, 2008.

OUTSTANDING EQUITY AWARDS/SPRs AT FISCAL YEAR-END(1)

SPR Awards (Stock Performance Rights)(1)
Number
	of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		SPR
	Options/SPRs	Options/SPRs		Exercise	SPR
	(#)	(#)		Price	Expiration
Named Executive	Exercisable	Unexercisable		($)	Date

Thomas J. Neri	4,000	1,000	(2)	33.15	12/08/2013
Robert J. Washlow	28,000	—		27.08	04/13/08
Scott F. Stephens	—	—		—	—
Neil E. Jenkins	400	—		26.50	12/13/2010
	4,400	—		27.08	12/11/2011
	4,400	2,800	(3)	26.85	8/12/2013
Michael W. Ruprich	—	—		—	—
Stewart A. Howley	—	—		—	—
Jeffrey B. Belford	—	—		—	—
Roger F. Cannon	—	—		—	—

(1)	The columns for stock awards have been deleted as the Company has no outstanding stock awards as of December 31, 2007. The data in this chart represents grants under the Stock Performance Rights (“SPRs”), which have similar characteristics as options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.

(2)	Will fully vest as of December 8, 2008.

(3)	Will fully vest as of August 12, 2008.

OPTION/SPR EXERCISES AND STOCK VESTED IN 2007(1)

Option/SPR Awards
Number of
Shares/SPRs
	Acquired		Value Realized
	on Exercise		on Exercise
Name	(#)		($)(2)

Thomas J. Neri	—		—
Robert J. Washlow	—		—
Scott F. Stephens	—		—
Neil E. Jenkins	—		—
Michael W. Ruprich	—		—
Stewart A. Howley	—		—
Jeffrey B. Belford	2,000 (SPRs	)	14,780
Roger F. Cannon	—		—

(1)	The columns for stock awards have been deleted as there is no data for these columns.

(2)	Amounts reflect the difference between the market price at the time of exercise and the exercise price.

NONQUALIFIED DEFERRED COMPENSATION

With respect to the Company’s 2004 Executive Deferral Plan, certain executives, including named executives may defer portions of base salary, bonus, LTIP awards, and the “excess” contribution to the profit-sharing plan. Deferral elections are made by eligible executives by the end of the year preceding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of Base Salary, Bonus and/or LTIP. The maximum deferral amount for each plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts.

The investment options available to an executive include any of the funds listed in the table below, which includes each fund’s annual rate of return for the calendar year ended December 31, 2007, as reported by the Plan administrator of the Executive Deferral Plan.

Name of Fund	Rate of Return %	Name of Fund	Rate of Return %

MainStay VP Cash Mgmt	4.85	PIMCO VIT Total Return: AC	8.75
Fidelity VIP Eq Inc: IC	1.52	Fidelity VIP Index 500: IC	5.44
Fidelity VIP Growth: IC	26.97	Fidelity VIP Midcap: IC	15.61
Janus AS MidCap Grow: IS	22.06	DWS VIT SmCap Index: Cl A	(1.90)
LVIP Baron Growth Opportunities	3.40	Janus AS WW Growth: IS	9.63
Fidelity VIP Overseas: IC	17.30

Distributions from the Plan

Unforeseeable Financial Emergency:  Upon showing a financial hardship and receipt of approval from the Committee, an executive may interrupt deferral or be allowed to access funds in his or her deferred compensation account. An executive may elect to receive distributions under four scenarios, receiving benefits in either a lump sum or in annual installment of between 2 and 15 years. The four scenarios include retirement, termination of employment, disability, or death. In the event of a change in control of the Company, an independent third party administrator would be appointed to oversee the plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance
	in Last FY	in Last FY	in Last FY	in Last FY	at Last
Name	($)	($)(1)	($)	($)	FYE($)

Thomas J. Neri	—	17,119	3,591	—	59,352
Robert J. Washlow	—	—	41,866	725,480	—
Scott F. Stephens	18,493	1,328	2,177	—	52,501
Neil E. Jenkins	13,375	4,292	10,898	—	96,748
Michael W. Ruprich	—	6,188	4,336	—	59,242
Stewart A. Howley	—	4,702	—	—	4,702
Jeffrey B. Belford	94,500	—	161,978	168,607	1,545,719
Roger F. Cannon	—	13,084	173,911	—	1,333,484

(1)	Each of these amounts were also reported in column All Other Compensation in the 2007 Summary Compensation Table above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 with respect to shares of the Company’s common stock that may be issued under equity compensation plans.

(c)
Number of
securities
	(a)		remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	(b)	compensation plans
	exercise of	Weighted average	(excluding
	outstanding	exercise price of	securities
	options, warrants	outstanding options	reflected in column
Plan Category	and rights	warrants and rights	(a)

Equity Compensation Plans Approved by Security Holders	5,000	$23.11	—
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	5,000	$23.11	—

Termination and Change-in-Control Payments

SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE-IN-CONTROL

The following table shows potential payments to our named executives under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change-in-control of each of our named executives, assuming a December 31, 2007 termination date and the closing price of our common stock of $37.92 on that date.

			Retirement or
			Termination
	Termination		due to
	for	Voluntary	Non-Renewal
	Cause or	Termination	of contract			Termination
	Voluntary Termination	for Good	by Lawson			Without
	without Good	Reason by	or Executive			Cause by	Change of
Name	Reason(1)	Executive(2)	(3)	Death(4)	Disability(5)	Lawson(6)	Control(7)

Thomas J. Neri	$77,816	$77,816	$77,816	$4,417,851	$4,029,885	$4,573,742	$4,914,304
Scott F. Stephens	$73,977	$73,977	$73,977	$1,315,580	$1,438,186	$1,851,657	$1,796,348
Neil E. Jenkins	$126,592	$126,592	$126,592	$2,996,246	$2,863,280	$3,328,682	$3,404,228
Michael W. Ruprich	$78,475	$169,521	$169,521	$1,902,887	$1,737,887	$1,668,891	$1,698,288
Stewart A. Howley	$37,821	$519,167	$123,153	$1,259,153	$1,094,153	$1,081,167	$1,095,744
Roger F. Cannon(8)	n/a	n/a	$2,045,847	n/a	n/a	n/a	n/a

(1)	Severance amounts include a distribution of the executive’s deferred compensation plan and the value of accrued and unpaid vacation.

(2)	Severance amounts include a distribution of the executive’s deferred compensation plan and the value of accrued and unpaid vacation; additionally, Mr. Howley would receive 16 months salary and benefits continuation, and his accrued bonus, and Mr. Ruprich would receive his earned bonus for 2007.

(3)	Severance amounts include a distribution of the executive’s deferred compensation plan and the value of accrued and unpaid vacation; additionally, Messrs. Howley and Ruprich would receive their earned bonus for 2007.

(4)	Severance amounts include one year of salary continuation for Mr. Stephens, two years of salary continuation for all other executives, earned bonus, acceleration of unvested SPRs, a distribution of the executive’s deferred compensation balance, 2 years of benefits continuation for the executive’s spouse and dependants, accelerated vesting of earned LTIP award, and the value of accrued and unpaid vacation.

(5)	Severance amounts include 6 months full salary, 60% of salary for 30 months, accelerated vesting of earned LTIP, a distribution of the executive’s deferred compensation balance, 5.5 years of benefits continuation, and the value of accrued and unpaid vacation; Lawson is entitled to receive a sum equal to any Company provided long-term disability insurance benefits paid to or for the benefit of the Executive for 36 months.

(6)	Severance amounts include salary and benefits continuation (see detailed table regarding severance amounts related to termination without cause), the earned bonus for 2007, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, and the value of accrued, and unpaid vacation.

(7)	Severance amounts include salary and benefits continuation for 16 and 14 months for Messrs. Howley and Ruprich, respectively, 2 times salary and bonus in a lump sum for all other executives; all executives would receive a lump sum payment that includes acceleration of unvested SPRs, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, and 2 years benefits continuation, and the value of accrued and unpaid vacation; Messrs. Jenkins, Neri, and Stephens would receive the payment as disclosed or a payment up to the “golden parachute” excise tax limit, if the limited payment would result in a higher net-of-tax payment; in 2007 each executive would receive either the payment as disclosed and would be personally responsible for any taxes as may be due resulting from the payment.

(8)	The amount reported reflects the actual payment to be made to Mr. Cannon as of his retirement effective January 12, 2008; Severance amounts include salary continuation for 2 years, benefits continuation until age 65 (approximately 74 months), and a distribution of Mr. Cannon’s deferred compensation balance.

Thomas J. Neri

Mr. Neri assumed the role of President on January 5, 2007, upon Mr. Belford’s retirement, and Chief Executive Officer April 1, 2007, upon Mr. Washlow’s resignation. Mr. Neri is employed under a contract as of April 16, 2007 pursuant to which he received a minimum salary of $450,000 for 2007. As of January 1, 2007 prior to the new contract and new position, Mr. Neri’s salary was $380,000. The contract provides for salary increases from time to time and eligibility for an annual incentive bonus. The Company may cancel the contract at any time, and upon the expiration of 60 days prior written notice, Mr. Neri may cancel the contract. The contract is also cancelable upon his death or disability. In the event that Mr. Neri is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Neri is obligated to provide certain limited consulting services to the Company. In the event that Mr. Neri dies while employed by the Company, Mr. Neri’s estate will receive an amount equal to two times his then current annual base salary.

The following table describes the potential payments for Mr. Neri upon his termination under certain circumstances, as though such termination occurred on December 31, 2007.

			Termination
		Voluntary	due to					Voluntary
		Termination	Non-Renewal				Termination	Termination
	Termination	for Good	of Contract				Without	Without
	for	Reason by	by Lawson or				Cause by	Good	Change of
Compensation	Cause(1)	Executive(1)	Executive(1)(2)	Retirement(1)	Death(3)	Disability(4)	Lawson(5)	Reason(1)	Control(6)

Base Salary	$—	$—	$—	$—	$900,000	$825,000	$1,050,000	$—	$900,000
Annual Incentive Plan	$—	$—	$—	$—	$345,000	$—	$345,000	$—	$690,000
Stock Performance Rights (SPR)	$—	$—	$—	$—	$23,850	$23,850	$23,850	$—	$90,210
Long-Term Incentive Plan (LTIP)	$—	$—	$—	$—	$3,053,531	$3,053,531	$3,053,531	$—	$3,132,733
Executive Deferral Plan	$59,352	$59,352	$59,352	$59,352	$59,352	$59,352	$59,352	$59,352	$59,352
Health and Welfare Payments	$—	$—	$—	$—	$17,654	$49,688	$23,545	$—	$23,545
Accrued Vacation	$18,464	$18,464	$18,464	$18,464	$18,464	$18,464	$18,464	$18,464	$18,464
Total	$77,816	$77,816	$77,816	$77,816	$4,417,851	$4,029,885	$4,573,742	$77,816	$4,914,304

(1)	Severance amounts include a distribution of the executive’s deferred compensation plan and the value of accrued and unpaid vacation.

(2)	Additional severance amounts for termination due to non-renewal of the executive’s contract are triggered at the 2-year anniversary of the “effective date” (which will be April 16, 2009).

(3)	Severance amounts include 2x salary, pro-rata bonus, acceleration of unvested SPRs, a distribution of the executive’s deferred compensation balance, 2 years of benefits continuation for the executive’s spouse and dependants, accelerated vesting of earned LTIP award, and the value of accrued and unpaid vacation.

(4)	Severance amounts include 6 months full salary, 60% of salary for 30 months, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, 5.5 years of benefits continuation, and the value of accrued and unpaid vacation; Lawson is entitled to would receive a sum equal to any Company provided long-term disability insurance benefits paid to or for the benefit of the Executive for such period.

(5)	Severance amounts include salary continuation until the end of the contract term (28 months), the earned bonus for 2007, acceleration of unvested SPRs, a distribution of the executive’s deferred compensation balance, 2 years benefits continuation, accelerated vesting of earned LTIP award, and the value of accrued and unpaid vacation.

(6)	Severance amounts include 2x salary and bonus, acceleration of unvested SPRs, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, 2 years benefits continuation, and the value of accrued and unpaid vacation; LTIP and SPR acceleration is valued using 135% of year-end share price to simulate a potential sale price of the company.

Scott F. Stephens

Mr. Stephens is employed under a contract as of October 1, 2007, pursuant to which he will receive a minimum salary of $250,000. At January 1, 2007 Mr. Stephens’ salary was $230,000, and he received a salary increase to $250,000 on September 1, 2007. The contract provides for salary increases from time to time and eligibility for an annual incentive bonus. The Company may cancel the contract at any time, and upon the expiration of 60 days prior written notice, Mr. Stephens may cancel the contract. The contract is also cancelable upon his death or disability. In the event that Mr. Stephens is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Stephens is obligated to provide certain limited consulting services to the Company. In the event that Mr. Stephens dies while employed by the Company, Mr. Stephens’ estate will receive an amount equal to two times his then current annual base salary.

The following table describes the potential payments for Mr. Stephens upon his termination under certain circumstances, as though such termination occurred on December 31, 2007.

		Voluntary	Termination
		Termination	due to				Termination	Voluntary
	Termination	for Good	Non-Renewal				Without	Termination
	for	Reason by	by Lawson				Cause by	Without Good	Change of
Compensation	Cause(1)	Executive(1)	or Executive(1)(2)	Retirement(1)	Death(3)	Disability(4)	Lawson(5)	Reason(1)	Control(6)

Base Salary	$—	$—	$—	$—	$250,000	$335,000	$687,500	$—	$500,000
Annual Incentive Plan	$—	$—	$—	$—	$—	$—	$96,251	$—	$192,502
Stock Performance Rights (SPR)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Long-Term Incentive Plan (LTIP)	$—	$—	$—	$—	$983,499	$983,499	$983,499	$—	$1,009,009
Executive Deferral Plan	$52,501	$52,501	$52,501	$52,501	$52,501	$52,501	$52,501	$52,501	$52,501
Health and Welfare Payments	$—	$—	$—	$—	$8,104	$45,710	$10,430	$—	$20,860
Accrued Vacation	$21,476	$21,476	$21,476	$21,476	$21,476	$21,476	$21,476	$21,476	$21,476
Total	$73,977	$73,977	$73,977	$73,977	$1,315,580	$1,438,186	$1,851,657	$73,977	$1,796,348

(1)	Severance amounts include a distribution of the executive’s deferred compensation balance and the value of accrued and unpaid vacation.

(2)	Additional severance amounts for termination due to non-renewal of the executive’s contract are triggered at the 2-year anniversary of the “effective date” (which will be October 1, 2009).

(3)	Severance amounts include 1x salary, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, 1 year of benefits continuation for the executive’s spouse and dependants, and the value of accrued and unpaid vacation.

(4)	Severance amounts include 6 months full salary, 60% of salary for 30 months, the earned bonus for 2007, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, and the value of accrued and unpaid vacation; Lawson is entitled to would receive a sum equal to any Company provided long-term disability insurance benefits paid to or for the benefit of the Executive for such period.

(5)	Severance amounts include 33 months of salary continuation, the earned bonus for 2007, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, 1 year of benefits continuation, and the value of accrued and unpaid vacation.

(6)	Severance amounts include 2x salary and bonus, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, 2 years of benefits continuation, and the value of accrued and unpaid vacation.

Neil E. Jenkins

Mr. Jenkins is employed under a contract as of October 1, 2007, pursuant to which he will receive a minimum salary of $325,000. At January 1, 2007 Mr. Jenkins salary was $275,000 and he received a salary increase to $325,000 on September 1, 2007. The contract provides for salary increases from time to time and eligibility for an annual incentive bonus. The Company or Mr. Jenkins may cancel the contract at any time given written notice six months prior to the expiration term of the contract or any subsequent extended term of the contract. The contract is also cancelable upon his death or disability. In the event that Mr. Jenkins is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Jenkins is obligated to provide certain limited consulting services to the Company. In the event that Mr. Jenkins dies while employed by the Company, Mr. Jenkins’ estate will receive an amount equal to two times his then current annual base salary.

The following table describes the potential payments for Mr. Jenkins upon his termination under certain circumstances, as though such termination occurred on December 31, 2007.

		Voluntary	Termination
		Termination	due to				Termination	Voluntary
	Termination	for Good	Non-Renewal				Without	Termination
	for	Reason by	by Lawson or				Cause by	Without Good	Change of
Compensation	Cause(1)	Executive(1)	Executive(1)(2)	Retirement(1)	Death(3)	Disability(4)	Lawson(5)	Reason(1)	Control(6)

Base Salary	$—	$—	$—	$—	$650,000	$485,000	$893,750	$—	$650,000
Annual Incentive Plan	$—	$—	$—	$—	$—	$—	$93,750	$—	$187,500
Stock Performance Rights (SPR)	$—	$—	$—	$—	$131,968	$131,968	$131,968	$—	$291,232
Long-Term Incentive Plan (LTIP)	$—	$—	$—	$—	$2,070,032	$2,070,032	$2,070,032	$—	$2,123,724
Executive Deferral Plan	$96,748	$96,748	$96,748	$96,748	$96,748	$96,748	$96,748	$96,748	$96,748
Health and Welfare Payments	$—	$—		$—	$17,654	$49,688	$12,590	$—	$25,180
Accrued Vacation	$29,844	$29,844	$29,844	$29,844	$29,844	$29,844	$29,844	$29,844	$29,844
Total	$126,592	$126,592	$126,592	$126,592	$2,996,246	$2,863,280	$3,328,682	$126,592	$3,404,228

(1)	Severance amounts include a distribution of the executive’s deferred compensation plan and the value of accrued and unpaid vacation.

(2)	Additional severance amounts for termination due to non-renewal of the executive’s contract are triggered at the 2-year anniversary of the “effective date” (which will be October 1, 2009).

(3)	Severance amounts include 2x salary, acceleration of unvested SPRs, a distribution of the executive’s deferred compensation balance, 2 years of benefits continuation for the executive’s spouse and dependants, accelerated vesting of earned LTIP award, and the value of accrued and unpaid vacation.

(4)	Severance amounts include 6 months full salary, 60% of salary for 30 months, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, 5.5. years of benefits continuation, and the value of accrued and unpaid vacation; Lawson is entitled to would receive a sum equal to any Company provided long-term disability insurance benefits paid to or for the benefit of the Executive for such period.

(5)	Severance amounts include salary continuation until the end of the contract term (33 months), the earned bonus for 2007, acceleration of unvested SPRs, a distribution of the executive’s deferred compensation balance, 2 years benefits continuation, accelerated vesting of earned LTIP award, and the value of accrued and unpaid vacation.

(6)	Severance amounts include 2x salary and bonus, acceleration of unvested SPRs, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, 2 years benefits continuation, and the value of accrued and unpaid vacation; LTIP and SPR acceleration is valued using 135% of year-end share price to simulate a potential sale price of the company.

Michael W. Ruprich

Mr. Ruprich is employed under a contract as of July 27, 2005, pursuant to which he will receive a minimum salary of $300,000. The contract provides for salary increases from time to time and eligibility for an annual incentive bonus. The Company or Mr. Ruprich may cancel the contract at any time, upon written notice. The contract is also cancelable upon his death or disability. In the event that Mr. Ruprich is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of one year, plus two months salary for every additional year of service. During the salary continuation period, Mr. Ruprich is obligated to provide certain limited consulting services to the Company. In the event that Mr. Ruprich dies while employed by the Company, Mr. Ruprich’s estate will receive an amount equal to two times his then current annual base salary.

The following table describes the potential payments for Mr. Ruprich upon his termination under certain circumstances, as though such termination occurred on December 31, 2007.

		Voluntary	Termination
		Termination	due to				Termination	Voluntary
	Termination	for Good	Non-Renewal				without	Termination
	for	Reason by	by Lawson				Cause by	Without	Change of
Compensation	Cause(1)	Executive(2)	or Executive(2)	Retirement(2)	Death(3)	Disability(4)	Lawson(5)	Good Reason(1)	Control(5)

Base Salary	$—	$—		$—	$600,000	$435,000	$350,000	$—	$350,000
Annual Incentive Plan	$—	$91,046	$91,046	$91,046	$91,046	$91,046	$91,046	$—	$91,046
Stock Performance Rights (SPR)	$—	$—		$—	$—	$—	$—	$—	$—
Long-Term Incentive Plan (LTIP)	$—	$—	$—	$—	$1,133,366	$1,133,366	$1,133,366	$—	$1,162,763
Executive Deferral Plan	$59,242	$59,242	$59,242	$59,242	$59,242	$59,242	$59,242	$59,242	$59,242
Health and Welfare Payments	$—	$—	$—	$—	$—	$—	$16,004	$—	$16,004
Accrued Vacation	$19,233	$19,233	$19,233	$19,233	$19,233	$19,233	$19,233	$19,233	$19,233
Total	$78,475	$169,521	$169,521	$169,521	$1,902,887	$1,737,887	$1,668,891	$78,475	$1,698,288

(1)	Severance amounts include a distribution of the executive’s deferred compensation balance and the value of accrued and unpaid vacation.

(2)	Severance amounts include the earned bonus for 2007, a distribution of the executive’s deferred compensation balance, and the value of accrued and unpaid vacation.

(3)	Severance amounts include 2x salary, the earned bonus for 2007, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, and the value of accrued and unpaid vacation.

(4)	Severance amounts include 6 months full salary, 60% of salary for 30 months, the earned bonus for 2007, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, and the value of accrued and unpaid vacation; Lawson is entitled to would receive a sum equal to any Company provided long-term disability insurance benefits paid to or for the benefit of the Executive for such period.

(5)	Severance amounts include 14 months of salary and benefits continuation, the earned bonus for 2007, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, and the value of accrued and unpaid vacation.

Stewart A. Howley

Mr. Howley is employed under a contract as of December 5, 2005, pursuant to which he will receive a minimum salary of $275,000 after the initial six months. At January 1, 2007 Mr. Howley’s salary was $275,000, and he received a salary increase to $287,000 on June 1, 2007. The contract provides for salary increases from time to time and eligibility for an annual incentive bonus. The Company or Mr. Howley may cancel the contract at any time, upon written notice. The contract is also cancelable upon his death or disability. In the event that Mr. Howley is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of one year, plus two months salary for every additional year of service. During the salary continuation period, Mr. Howley is obligated to provide certain limited consulting services to the Company. In the event that Mr. Howley dies while employed by the Company, Mr. Howley’s estate will receive an amount equal to two times his then current annual base salary.

The following table describes the potential payments for Mr. Howley upon his termination under certain circumstances, as though such termination occurred on December 31, 2007.

		Voluntary	Termination
		Termination	due to				Termination	Voluntary
	Termination	for Good	Non-Renewal				without	Termination
	for	Reason by	by Lawson				Cause by	Without Good	Change of
Compensation	Cause(1)	Executive(2)	or Executive(3)	Retirement(4)	Death(5)	Disability(6)	Lawson(2)	Reason(7)	Control(8)

Base Salary	$—	$382,667	$—	$—	$574,000	$409,000	$382,667	$—	$382,667
Annual Incentive Plan	$—	$85,332	$85,332	$85,332	$85,332	$85,332	$85,332	$—	$85,332
Stock Performance Rights (SPR)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Long-Term Incentive Plan (LTIP)	$—	$—	$—	$—	$562,000	$562,000	$562,000	$—	$576,577
Executive Deferral Plan	$4,702	$4,702	$4,702	$4,702	$4,702	$4,702	$4,702	$4,702	$4,702
Health and Welfare Payments	$—	$13,347	$—	$—	$—	$—	$13,347	$—	$13,347
Accrued Vacation	$33,119	$33,119	$33,119	$33,119	$33,119	$33,119	$33,119	$33,119	$33,119
Total	$37,821	$519,167	$123,153	$123,153	$1,259,153	$1,094,153	$1,081,167	$37,821	$1,095,744

(1)	Severance amounts include a distribution of the executive’s deferred compensation balance and the value of any accrued and unpaid vacation.

(2)	Severance amounts include 16 months salary and benefits continuation, the earned bonus for 2007, a distribution of the executive’s deferred compensation balance, and the value of any accrued and unpaid vacation.

(3)	Severance amounts include the earned bonus for 2007, a distribution of the executive’s deferred compensation balance, and the value of accrued and unpaid vacation.

(4)	Severance amounts include the earned bonus for 2007, a distribution of the executive’s deferred compensation balance, and the value of accrued and unpaid vacation.

(5)	Severance amounts include 2x salary, the earned bonus for 2007, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, and the value of accrued and unpaid vacation.

(6)	Severance amounts include 6 months full salary, 60% of salary for 30 months, the earned bonus for 2007, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, and the value of accrued and unpaid vacation; Lawson is entitled to would receive a sum equal to any Company provided long-term disability insurance benefits paid to or for the benefit of the Executive for such period.

(7)	Severance amounts include a distribution of the executive’s deferred compensation balance and the value of any accrued and unpaid vacation.

(8)	Severance amounts include 16 months salary and benefits continuation, the earned bonus for 2007, accelerated vesting of earned LTIP award, a distribution of the executive’s deferred compensation balance, and the value of accrued and unpaid vacation.

Roger F. Cannon

The following table describes the potential payments for Mr. Cannon upon his termination under certain circumstances as though such termination occurred on December 31, 2007.

Compensation	Retirement(1)

Post-Notice Period Base Salary Continuation	$680,000
Executive Deferral Plan	$1,333,484
Post-Notice Period Health and Welfare Continuation	$32,363
Total	$2,045,847

(1)	Reflects actual payments per Mr. Cannon’s retirement as of January 12, 2008; Severance amounts include salary continuation for 2 years, benefits continuation until age 65 (approximately 74 months), and a distribution of Mr. Cannon’s deferred compensation balance.

Director Compensation

Lawson’s non-employee Directors receive an annual cash retainer of $75,000, effective in the third quarter 2007, for attending Board and Board Committee meetings. The Chairman of the Board received $12,500 in 2007 for service as the Chairman. The Chair of the Audit Committee receives an additional $15,000 annual fee and the Chair of the Compensation Committee receives an additional $10,000 annual fee, effective in the third quarter 2007, for their service in leading these committees. The Chairpersons of the other Board committees receive an additional $5,000 annual fee, effective as of the third quarter, 2007. A Special Committee of the Board of Directors was formed to oversee an internal investigation of the Company by the federal government into certain Company customer loyalty programs. Mr. Brophy, Mr. Postek, Mr. Rettig and Ms. Smelcer comprise the Committee and were compensated $18,000 in 2007 for their services on this committee. Directors travel expenses for attending meetings are reimbursed by the Company.

An award of 5,000 Stock Performance Rights (“SPRs”) was granted to each director on May 8, 2007 using the closing price of the Company’s common stock of $36.71 on that date. These SPRs have a grant date fair value of $12.80 or a total value of $64,000 for each Director. The SPRs are a liability or cash-based award to provide directors with a meaningful link to creating shareholder value by tying their compensation to the increase in value of the Company stock. The 2007 SPRs vest over a three-year period at the rate of one-third each year.

DIRECTOR COMPENSATION TABLE(1)

	Fees Earned
	or Paid	Stock	SPR	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)	($)	($)(2)	($)	($)

James T. Brophy	85,500	—	(52,039)	—	33,461
Lee S. Hillman	75,000	—	(13,716)	—	61,284
Ronald B. Port, M.D.	80,000	—	(52,039)	—	27,961
Thomas S. Postek	95,500	—	17,631	—	113,131
Robert G. Rettig	85,500	—	(52,039)	—	33,461
Mitchell H. Saranow	72,500	—	(63,970)	—	8,530
Wilma J. Smelcer	88,000	—	(13,716)	—	74,284
James S. Errant	37,500	—	13,142	—	50,642

(1)	The Non-equity Incentive Plan Compensation and the Change in Pension Value and Nonqualified Deferred Compensation Earnings columns have been eliminated as the Company does not have any compensation plans to be reported in these columns. Mr. Neri is not listed in the table because he was an employee of the Company and received no compensation as a Director.

(2)	The amounts in this column reflect the expense recognized for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for cash-settled SPRs awarded in and prior to 2007. The variation in values in this column are amplified by specific grant holdings noted below and the requirement that we expense the entire grant for retirement eligible directors for financial statement purposes. Grants for directors who are not retirement eligible are expensed based on the three-year vesting schedule. The negative SPR expense is due to the decline in fair value of certain SPR grants. Assumptions used in the calculation of this amount are included in Footnote K to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2008. Includes 5,000 SPRs granted on May 8, 2007, to directors with FAS 123(R) grant date fair value of $12.80 equal to $64,000 for each of James T. Brophy, Lee S. Hillman, Ronald B. Port, M.D, Thomas S. Postek, Robert G. Rettig, Mitchell H. Saranow, Wilma J. Smelcer and James S. Errant. As of December 31, 2007, each director has the following aggregate number of SPRs or options for all the years of service as a director: James T. Brophy, SPRs 24,000, shares 4,439; Lee S. Hillman, SPRs 15,000, shares 2,289; Ronald B. Port, M.D, SPR’s 24,000, shares 2,289, options 2,500; Thomas S. Postek, SPRs 10,000, shares 1,068; Robert G. Rettig, SPRs 24,000, shares 2,289; Mitchell H. Saranow, SPRs 24,000, shares 2,289 and options 2,500; and Wilma J. Smelcer, SPRs 15,000, shares 2,289.

Certain Relationships and Related Transactions

On April 13, 2007, Robert J. Washlow, the Chief Executive Officer and Chairman of the Board at the time, resigned from all positions he held with the Company. On April 13, 2007, the Company and Mr. Washlow entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement was negotiated and approved by the independent and disinterested members of the Board of Directors. The termination of Mr. Washlow’s employment agreement was deemed to be for Good Reason (as defined in Mr. Washlow’s employment agreement), and Mr. Washlow agreed to release the Company from all claims related to his employment, including claims under his employment agreement. The Company agreed to pay Mr. Washlow two times his base salary of $650,000 and most recent bonus of $208,000, or $1,716,000 in total, in addition to paying his base salary through May 15, 2007 and providing him with four weeks of accrued vacation pay. Mr. Washlow retained the right to exercise 28,000 vested Stock Performance Rights for one year and to continue for five years insurance coverage under the Company’s group insurance plans. The Company also agreed to assign to Mr. Washlow a key man term life insurance policy, which has a face value of $5 million, and for which he is responsible for future premium payments. Mr. Washlow is entitled to the distribution of his vested account balance under the Company’s 2004 Executive Deferral Plan, calculated on the last day of the 6-month period following his separation. Under the Current LTIP, Mr. Washlow had 301 Shareholder Value Appreciation Rights that vested upon his separation and which were valued at $417,000 as of April 13, 2007. In the event of a sale of the Company on or prior to December 31, 2008, Mr. Washlow is entitled to the difference in the amount he would have been paid under the Current LTIP had he remained an active employee of the Company and the $417,000 he will receive due to his termination, provided that the amount will be reduced to the extent it would be considered an “excess parachute payment” as determined under Section 280G of the Internal Revenue Code (“Code”). Mr. Washlow is also prohibited from competing with the Company for a period of two years after his termination.

Jeffrey B. Belford retired from the Company on January 5, 2007. In connection with his retirement, the Company will continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Belford is obligated to provide certain limited consulting services to the Company.

Before he retired, Mr. Belford was employed under a contract pursuant to which he received a minimum salary of $390,000 for 2006. The contract provided for salary increases from time to time. The contract was cancelable upon his death or disability. In the event that Mr. Belford was terminated without cause or in connection with his retirement, the Company agreed to continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Belford is obligated to provide certain limited consulting services to the Company. In the event that he died while employed by the Company, Mr. Belford’s estate was entitled to receive an amount equal to two times his then current annual base salary.

The Company’s practice has been that all transactions between the Company and any related person will be approved by a majority of the members of the Company’s Board of Directors and by a majority of independent and disinterested directors. All proposed related person transactions are generally reported to the Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, or General Counsel, who assist in gathering the relevant information about the transaction, and present the information to the Board of Directors or one of its Committees. The Board then determines whether the transaction is a related person transaction and approves, ratifies, or rejects the transaction.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2004 include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

With regard to the 2007 audit, the Audit Committee discussed with the Company’s independent auditors the scope, extent and procedures for their audits. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2007 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us. Ernst & Young LLP confirmed in its letter, that in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2007 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008, and the Board of Directors has concurred with such selection.

The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management’s progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Thomas S. Postek (Chairman)
James T. Brophy
Robert G. Rettig
Mitchell H. Saranow

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Fees Billed to the Company by Ernst & Young LLP During Fiscal Years 2007 and 2006

Ernst & Young LLP was the Company’s principal accountant for fiscal years 2007 and 2006. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for such fiscal years were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2007	December 31, 2006

Audit Fees
Audit and Quarterly Reviews	$623,000	$521,000
Accounting and Audit Consultations	8,100	19,700
Sarbanes-Oxley 404	391,600	439,000

	1,022,700	979,700
Audit-Related Fees
Benefit Plan	33,700	23,000
Tax Fees
Domestic Tax	242,000	169,000
International Tax	57,000	55,000
Other Tax Consultations	—	—

	299,000	224,000
All Other Fees	—	—

	1,355,400	1,226,700

Audit Fees

Fees of $1,022,700 in 2007 and $979,700 in 2006 were paid to Ernst & Young LLP by the Company for audit services which includes fees for the annual audit, review of the Company’s reports on Form 10-Q each year, statutory audits required internationally, consulting on accounting and auditing matters and fees related to Ernst & Young LLP’s audit of the Company’s effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The Company paid Ernst & Young LLP $33,700 in 2007 and $23,000 in 2006 for audit-related fees for benefit plan audits.

Tax Fees

Fees of $299,000 in 2007 and $224,000 in 2006 were paid to Ernst & Young LLP by the Company for domestic and international income tax compliance and consulting services.

All Other Fees

Ernst & Young LLP did not render any other services to the Company.

The Audit Committee has considered the compatibility of the non-audit services provided by Ernst & Young LLP to Ernst & Young LLP’s continued independence and has concluded that the independence of Ernst & Young LLP is not compromised by the performance of such services.

Pre-Approval of Services by External Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and considers whether these services are compatible with the auditor’s independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Committee meetings provided that the decision to approve the service is presented at the next scheduled Committee meeting. All non-audit services provided by the external auditor must be pre-approved by the Audit Committee Chairman prior to the engagement. The Chief Financial Officer has provided quarterly reports of external auditor services, by category, to the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services by the Company’s external auditors in 2007.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

Proposal 2: Ratification of the Appointment of Ernst & Young LLP

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of Ernst & Young LLP be ratified by stockholders.

Audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2007 included the audit of the consolidated financial statements of the Company; audit of the Company’s internal control over financial reporting; and services related to periodic filings made with the SEC. Additionally, Ernst & Young LLP provided certain services relating to pension audits and domestic and international tax compliance and consulting services.

One or more representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

If the appointment of Ernst & Young LLP is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

Proposal 3: Approval of the Long-Term Incentive Plan

On March 18, 2008, the Board of Directors, on the recommendation of its Compensation Committee and subject to shareholder approval, adopted the Lawson Products, Inc. Long-Term Incentive Plan (the “Proposed LTIP” or “Plan”) to provide incentives for Company senior management to improve Company performance and increase shareholder value.

The Plan is designed to take into account Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, which generally denies corporate tax deductions for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company as of the end of the Company’s taxable year (“Covered Employees”). Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that compensation payable under the Plan to Covered Employees will qualify as performance-based compensation, the material terms of the performance goals in the Plan must be disclosed to and approved by shareholders before the compensation is paid. The material terms of the Plan and the performance measures described below are being submitted for approval by our shareholders at the annual meeting. Upon shareholder approval, we believe that qualified awards payable pursuant to the Plan will be deductible for federal income tax purposes under most circumstances, but there can be no assurance in this regard. By approving the Plan, you will be approving, among other things, the performance measures, eligibility requirements and annual incentive award limits contained therein.

Approval of the Long-Term Incentive Plan requires the affirmative vote of a majority of shares of common stock present or represented by proxy and voting at the meeting.

The principal features of the Plan are summarized below. This summary does not contain all information about the Plan. A copy of the complete text of the Long-term Incentive Plan is included in Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the text of the Long-term Incentive Plan.

Summary of Terms

The Long-Term Incentive Plan is designed to:

•	Reward senior managers for achieving pre-established financial and non-financial strategic objectives that support growth in total shareholder value;

•	Encourage and reinforce effective teamwork and individual contributions toward Lawson’s stated long-term goals; and

•	Provide an incentive compensation opportunity, incorporating an appropriate level of risk, that will enable Lawson to attract, motivate and retain outstanding executives.

Administration by the Compensation Committee.  The Compensation Committee of the Board of Directors (the “Committee”) is responsible for administering the Long-Term Incentive Plan. Each member of the Committee is an “outside director” as defined for purposes of Section 162(m).

Eligibility and Participation.  The Plan will include approximately 10-20 participants, including the Chief Executive Officer (“CEO”), his direct reports, and other select key employees of the Company. The Committee will determine, with advice from the CEO, those who are eligible to participate and the terms and amounts of each participant’s award opportunities. Participation is awarded annually and participation in one year does not ensure participation in later years.

Performance Objectives and Awards.  The Plan is an Omnibus Plan and awards may be made in the form of cash, restricted shares, stock options or stock appreciation rights as determined by the Committee from year to year.

Long-term incentives shall be awarded in the form of cash, non-qualified stock options, incentive stock options, restricted shares, stock units, common shares, phantom stock, stock appreciation rights (SARs), or any other vehicle linked to total shareholder return. Awards shall be paid based on the level of achievement of pre-established annual corporate performance objectives. Future performance objectives may include targets established for revenue, earnings, and attainment of a variety of strategic and operational initiatives, which are outlined in the plan document. For plan period beginning 2008, the objectives will include earnings before interest, taxes depreciation and amortization (EBITDA) and return on net assets (RONA). Awards based on criteria not listed in the Plan will not qualify as performance-based compensation under Section 162(m). Awards shall be made to the extent that the performance objectives are achieved. No payment shall be made unless and until the Committee shall have certified in writing that the applicable performance objectives have been attained.

Performance Periods.  Performance periods will typically be three years. For the 2008 Plan, as an effort to bridge long-term incentives beyond 2008, and provide inclusion to certain key executives with little long-term incentive participation, the performance period will be two years. Performance periods will overlap; awards may be earned and paid as often as annually.

Vesting.  Awards vest upon the achievement of performance established at the time awards are communicated. For stock based awards, time vesting may apply as well. Stock awards may vest ratably over the performance period, or 100% at the end of the performance period. Stock based awards may also be subject to performance restrictions.

Equity Awards.  Stock granted and forfeited may be re-used in later performance periods. Stock granted and exercised may not be re-used for later grants. The number of shares authorized under the Plan is 200,000. Not more than 50% of the shares authorized for the Plan may be granted to any one employee.

Performance metrics will be determined at the beginning of each Plan Cycle and approved by the Compensation Committee. Performance metrics will be linked to improving financial performance, creating shareholder value, or other metrics linked to key Company initiatives.

In the event multiple metrics are selected, those metrics will be weighted. Financial metrics will be weighted more heavily than operating metrics, since a Plan focus is value creation.

Awards dependent on performance targets will be assigned a threshold, target and maximum. The Committee will establish metrics for each performance level and a corresponding payout. In typical years, performance payouts will be based on the table below:

Below Threshold Performance = Zero Award Earned
At Threshold Performance = 50% of Award Earned
At Target Performance = 100% of Award Earned
At Maximum Performance = 200% of Award Earned
Award calculations will be interpolated between performance levels

Awards vest 100% in the event a change in control occurs.

For awards established in 2008 payable in March, 2011, the named executive officers are eligible to receive the following annual cash awards under the Plan based upon the achievement of certain performance objectives.

NEW PLAN BENEFITS

	Dollar Value
Name and Position	Threshold(1)	Target(1)	Maximum(1)

Thomas J. Neri	$202,500	$405,000	$910,000
Chief Executive Officer

Scott F. Stephens	$75,000	$150,000	$300,000
Senior Vice President and Chief Financial Officer

Neil E. Jenkins	$97,500	$195,000	$390,000
Executive Vice President, General Counsel

Michael W. Ruprich	$90,000	$180,000	$360,000
Group President, MRO & New Channels

Stewart A. Howley	$86,100	$172,200	$344,400
Senior Vice President and Chief Marketing Officer

(1)	Reflects the award values at threshold, target and maximum performance, on the named executives’ as determined by the Compensation Committee.

Performance-Based Compensation Under Section 162(m).  “Covered Awards” are those made to employees who are designated by the Committee prior to the grant of any award who are, or who are expected to be at the time taxable income is realized with respect to the award, Covered Employees. In the case of “Covered Awards,” the Plan is intended to provide an incentive compensation opportunity, which is exempt from the deduction limitations contained in Section 162(m).

Termination and Amendment.  The Committee may amend, suspend, or terminate the Plan in whole or in part at any time; provided, however, that if in the judgment of the Committee, such action would have a material effect on the Plan, such action must be approved by the Board. The Long-term Incentive Plan will remain in effect until it is terminated by the Board of Directors, provided, however, that no awards may be made to Covered Employees after the date of the Company’s annual meeting of its stockholders occurring in the fifth calendar year following the year that includes the effective date of the Plan, unless the Plan shall have been re-approved by the stockholders of the Company.

Tax Consequences.  Upon receipt of cash awards under the Plan, the recipient will have taxable ordinary income for federal income tax purposes, in the year of receipt, equal to the amount of cash received. Unless limited by Section 162(m), we will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income. This discussion of the tax consequences of awards under the Plan does not purport to be complete in that it discusses only federal income tax consequences and it does not discuss tax consequences that may arise in special circumstances, such as death of the participant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE LAWSON PRODUCTS, INC. LONG-TERM INCENTIVE PLAN.

Proposals of Security Holders

A stockholder proposal to be presented at the annual meeting to be held in 2008 must be received at the Company’s executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018, by no later than December 22, 2008, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

Stockholders wishing to present proposals at the Annual Meeting (but not include them in the Proxy Statement) are required to notify the Secretary of the Company in writing no less than 14 days prior to any meeting of stockholders called for the election of directors; however, that if less than 21 days notice of the meeting is given to the stockholders, such written notice shall be delivered or mailed to the Secretary of the Company not later than the close of business of the seventh day following the day on which notice of the meeting was mailed to stockholders.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2007 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Corporate Secretary, we will provide a separate copy of the 2007 Annual Report on Form 10-K or Notice of Annual Meeting and Proxy Statement.

Other Matters

A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, excluding certain of the exhibits thereto, may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

The Board of Directors knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Neil E. Jenkins
Secretary
April 21, 2008

Appendix A

Lawson Products, Inc.
Long-Term Incentive Plan

1.  Purpose.  The Lawson Products, Inc. Long-Term Incentive Plan (“Plan”) is designed to promote the interests of the Company by providing long-term incentive compensation to selected key employees, based on performance improvements directly related to the appreciation in the value of the Company, and thereby enhancing the ability of the Company to attract, retain and motivate such key personnel.

2.  Plan Term.  The Company hereby establishes the Lawson Products, Inc. Long-Term Incentive Plan, as set forth herein, effective as of March 18, 2008. The Plan shall terminate on the 10th anniversary of that effective date (unless terminated earlier, by the Board, pursuant to Section 24).

3.  Definitions.

(a) “Award” means a right to participate in the Plan, as evidenced by the applicable award agreement provided to a Participant.

(b) “Board of Directors” or “Board” means the Board of Directors of the Company.

(c) “Cause” for the termination of a Participant’s employment means

(i)	the Participant’s willful or intentional failure to perform the duties of his employment in any material respect,

(ii)	malfeasance or negligence in the performance of the Participant’s duties of employment in any material respect,

(iii)	the Participant’s commission of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Participant resides (whether or not in connection with his employment),

(iv)	the Participant’s disclosure of material confidential information about the business of the Company or any of its subsidiaries to any individual or entity, other than in the performance of the duties of his employment,

(v)	the Participant’s material violation of any formal written policy adopted by the Company,

(vi)	the Participant’s knowing certification of any misrepresentation or false information in any filing by the Company with a government agency,

(vii)	the Participant’s commission of an act or acts that result in the imposition of criminal or civil penalties against the Company by a government agency, or,

(viii)	any other act or omission by the Participant (other than an act or omission resulting from the exercise by the Participant of good faith business judgment) which is materially injurious to the financial condition or the business reputation of the Company or any of its subsidiaries;

provided, however, that no act or omission by the Participant shall constitute Cause unless the Company gives written notice thereof to the Participant, and the Participant fails to remedy such act or omission within seven (7) days after receiving such notice.

(d) “CEO” means the Chief Executive Officer of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Compensation Committee” and “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board may designate to administer this Plan.

(g) “Company” means Lawson Products, Inc., and any successor corporation or corporations with or into which Lawson Products, Inc., may be consolidated or merged and/or its subsidiary companies.

(h) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Company stock, if any, subject to an Award by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its stock.

(i) “Effective Date” means the date as of which an Award is approved by the Compensation Committee. At the Committee’s discretion this may be the day of such approval, or some later date. Effective Dates cannot precede the Committee’s approval.

(j) “Goals” means one or more performance indicators as determined by the Compensation Committee used to evaluate actual Company performance relative to an Award and to calculate the settlement value of any applicable Awards earned. Goals may vary from year to year and may include financial and non-financial factors, including, but not limited to:

(i)	earnings before interest, taxes, depreciation and amortization, (ii) revenue, (iii) sales, (iv) earnings per share, (v) funds from operations, (vi) pretax income before allocation of corporate overhead and bonus, (vii) budget, (viii) cash flow, (ix) net income, (x) division, group or corporate financial objectives, (xi) appreciation in or maintenance of the price of the stock or any other publicly traded securities of the Company, (xii) dividends, (xiii) total shareholder return, (xiv) return on shareholders’ equity, (xv) return on assets or return on net assets, (xvi) return on investment, (xvii) internal rate of return, (xviii) attainment of strategic and operational objectives, (xix) market share, (xx) operating margin, (xxi) profit margin, (xxii) gross profits, (xxiii) earnings before interest and taxes, (xxiv) economic value-added models, (xxv) comparisons with a peer group or various stock market indices, (xxvi) reductions in costs, or (xxvii) customer satisfaction. In the event of multiple Goals, Goals will be weighted.

(k) “Inadequate Performance” means that a Participant has failed to perform at a satisfactory level in relation to reasonable individual performance measures established by the Company in advance for the Participant.

(l) “Maximum” refers to the level of performance on the part of the Company, relative to any Goal, required for the plan to make a maximum payout, typically 200% of the targeted payout.

(m) “Metrics” refers to the numeric values associated with Threshold, Target, or Maximum levels of Goal performance.

(n) “Participant” means a select key employee of the Company whom the Committee approves to receive an Award under this Plan.

(o) “Performance Period” means the defined period of time over which Company performance will be measured against the Goals, in order to determine the settlement value of an Award under the Plan. The actual beginning and end dates for any Performance Period shall be determined by the Committee. The Performance Period for an Award may begin prior to the Effective Date for that Award, but the option price for a stock option or the base price for a stock appreciation right (“SAR”) may not be determined on the basis of a date prior to the Effective Date for that stock option or SAR.

(p) “Permanent Disability” means that a Participant, after being unable due to injury or illness to perform substantially all of the duties of his employment with the Company for a period of at least six (6) months, has been determined by the Board to be permanently prevented from performing substantially all of such duties.

(q) “Target” refers to the level of performance on the part of the Company, relative to any Goal, required for the Plan to make 100% of the targeted payout.

(r) “Threshold” means the minimum level of Company performance, relative to any Goal, that is required for settlement to occur. At the Threshold performance level the Plan payout will typically be 50% of the targeted payout.

(s) “Vehicle” refers to how an Award may be settled, which may be in cash, stock, non-qualified stock options, incentive stock options, restricted shares, stock units, common shares, phantom stock or SARs. The actual Award settlement may be in a combination of Vehicles as determined by the Committee at the time the Award is approved.

(t) “Vest,” “Vesting” or “Vested” refers to an Award becoming earned, even if not yet settled, but a Vested Award remains subject to possible forfeiture under Section 8(c) or Section 10(b), below.

4.  Eligibility.

(a) The Committee shall select Participants in this Plan from those key executives, or other select employees, of the Company (or subsidiaries of the Company) who, in the opinion of the Committee, have the capacity for contributing in substantial measure to the long-term successful performance of the Company. The Committee shall have full discretion as to the selection of employees to participate in this Plan. No particular employee (regardless of title or position) shall automatically be entitled to participate. Receiving one or more Awards under this Plan shall not entitle a Participant to receive any further Award.

(b) Employees who are hired, rehired or assigned into an eligible position may be granted Awards for a then current Performance Period or any Performance Period subsequent to their hiring or assignment.

5.  Awards.

(a) CEO participation in the Plan is at the discretion of the Compensation Committee. The CEO shall make recommendations to the Committee for other employees on Award amounts, Effective Dates, Goals and Metrics, Participants, Performance Periods, Vesting and Vehicles. The Committee shall review and may modify and/or approve the CEO’s recommendations. An Award under this Plan shall be evidenced by a written agreement delivered to the Participant.

(b) Award levels are subject to review by the Compensation Committee each year, at the Committee’s sole discretion. As a result of these reviews, Award levels will be set as determined by the Committee. At the beginning of each Performance Period, Award levels will be determined and may vary at the will of the Committee.

(c) Awards based on non-qualified stock options, incentive stock options, stock units, phantom stock or SARs shall expire no more than ten (10) years after the date of grant, except that stock obtained through such Awards may be retained beyond that time.

6.  Administration.

(a) This Plan shall be administered by the Committee, which shall have full authority to take any and all actions it deems necessary or appropriate to serve the purposes of this Plan, including but not limited to:

(i)	Prescribe the form of any and all Vehicles or Goals to be used in connection with the Plan, which Vehicles or Goals may, at the Committee’s discretion, be different for each Participant,

(ii)	Adopt, amend and from time to time rescind such rules and regulations for the administration of the Plan, and for its own acts and proceedings, as it may deem appropriate,

(iii)	Make all determinations and decide all other questions and settle all controversies which may arise in connection with the administration or interpretation of this Plan, and

(iv)	Impose conditions on any Participant in connection with receiving or retaining any Award under this Plan, which conditions may, at the Committee’s discretion, be different for each Participant.

(b) Any decisions, determinations, interpretations or other actions of the Committee under this Plan shall, with the Board’s approval, be binding and conclusive upon all parties, including the Company and any Participant.

(c) No member of the Committee or the Board shall be liable for any action or determination made by him in good faith with respect to this Plan or any Award hereunder.

(d) The Committee and Board may take actions to ensure the Plan is in compliance with limits and requirements under Section 162(m) of the Code, to ensure the deductibility of Awards earned.

7.  Vesting.  Except as otherwise provided, an Award under this Plan shall Vest upon, and only upon:

(a) completion of the applicable Performance Period and, if applicable, the achievement of at least the Threshold level of performance, and the satisfaction of all other Vesting conditions established by the Committee for the Award, which may include the Participant meeting minimum individual performance standards established by the Company, or

(b) a Change in Control, or,

(c) the termination of the applicable Participant’s employment with the Company and all of its subsidiaries because of death, Permanent Disability or termination by the Company other than for Cause or Inadequate Performance.

However, the Committee shall have discretionary authority to Vest any particular Award, in whole or in part, if the Committee determines that the circumstances warrant such action.

8.  Effect of Termination of Employment.

(a) Except as otherwise approved by the Committee under Section 7, above, a Participant must be in an active employment status with the Company, or one of its subsidiary companies, on the date an Award Vests in order to receive settlement.

(b) If a Participant’s employment with the Company and all of its subsidiaries terminates because of the Participant’s death or Permanent Disability, or is terminated by the Company other than for Cause or Inadequate Performance, that Participant’s Awards shall Vest at that time and be valued and settled in accordance with Section 10(c), below, and the applicable Award agreements. Any stock options or SARs included in Vested Awards may be exercised by the Participant within ninety (90) days after the termination of employment.

(c) If a Participant’s employment with the Company or one of its subsidiaries is terminated for Cause, all applicable Awards under this Plan, including any Awards that have Vested but not yet been settled, shall be forfeited. In addition, the Committee may, in its discretion, require the Participant to repay to the Company all or any part of any settlement(s) previously paid or distributed to the Participant under this Plan.

(d) If a Participant’s employment terminates by resignation or is terminated by the Company for Inadequate Performance, all of the Participant’s Awards that have not yet Vested shall be forfeited. However, any Awards that have Vested but have not yet been settled shall be retained by the Participant and shall be settled in due course in accordance with the other provisions of this Plan; and if any stock options or SARs included in Awards are Vested but not yet exercised, the Participant shall have ninety (90) days after the termination of employment to exercise such Awards before they are forfeited.

(e) Awards under this Plan have no value as compensation until such time as they Vest. Therefore, forfeiture of Awards under this Section 9 shall not be deemed a loss of earned compensation.

9.  Adjustments for Acquisitions and Other Major Transactions.  If the Company expands its activities by acquiring another ongoing business enterprise, or participates in any other type of major transaction, or significantly restructures its assets and/or operations, and if the Committee determines that resulting changes have materially impacted the ability to achieve the Goals for any Award, the Committee may adopt such adjustments to the Goals, Metrics, terms and conditions for Vesting, or other Plan parameters, as deemed appropriate.

10.  Settlement.

(a) Unless an alternative settlement schedule is provided for under paragraph (c), below, or Section 11 or Section 14, below, the settlement value of an Award shall be determined and settled as soon as is practical after Vesting.

(b) If a Participant violates in any material respect a confidentiality agreement or a non-competition agreement referred to in Section 16, below, the Participant shall forfeit the right to receive any further settlements under this Plan, and the Company shall be entitled to recover any settlements previously made to the Participant under this Plan at a time or times when the Participant had committed or was committing such a violation.

(c) If a Participant’s employment is terminated by death, Permanent Disability or termination by the Company other than for Cause or Inadequate Performance, applicable Awards will be valued and settled on a pro-rated basis where the numerator is the number of days during the Performance Period that the employee was in an active employment status with the Company or one of its subsidiaries, and was a Participant in the Plan, and the denominator is the total number of days in the Performance Period. Under this circumstance, applicable Awards will be valued based on the actual level of performance for the Company during the full Performance Period, unless the Committee, in its discretion, elects to value and settle one or more of the Awards prior to the end of the Performance Period by valuing such Award(s) as if the Company had achieved at the Target level of performance.

(d) All applicable taxes, withholdings, garnishments, and regulatory requirements will apply to Award settlements as required by law, standard payroll practices of the Company, and Internal Revenue Service regulations.

(e) Awards from this Plan will be excluded in calculations for retirement benefit purposes and other benefits calculations, such as paid time off and disability payments.

11.  Deferrals.  The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with settling any Award. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that an Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Committee may adopt such amendments to the Plan and the applicable Award agreement or take any other actions that the Committee determines are necessary or appropriate to:

(a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits with respect to the Award, or,

(b) comply with the requirements of Section 409A of the Code and the applicable guidance.

12.  Shares Authorized Under the Plan.

(a) The total aggregate number of shares of Company stock that may be issued under the Plan is two hundred thousand (200,000) shares, subject to adjustment as described in subsection (d), below.

(b) Within the aggregate limit described in subsection (a), the maximum number of shares of Company stock that may be issued under the Plan to any single individual pursuant to Awards during the term of the Plan is fifty percent (50%) of the maximum number of shares that may be issued under the Plan, subject to adjustment as described in subsection (d), below.

(c) Shares issued under the Plan may be authorized but un-issued shares of Company stock or reacquired shares of Company stock, including shares purchased by the Company on the open market. If and to the extent options or SARs awarded under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any stock-based Awards are forfeited or terminated prior to Vesting, or otherwise are not settled, the shares reserved for such Awards shall again be available for purposes of the Plan. Shares of Company stock withheld for payment of applicable tax withholding obligations with respect to the exercise or other taxation of an Award shall again be available for purposes of the Plan. If SARs are exercised, or settled in shares, only the net number of shares actually issued upon exercise of the SARs shall be considered issued under the Plan for purposes of this paragraph (c). Any other provision of this paragraph (c) notwithstanding, no shares shall be considered available for new Awards under the Plan if such availability would adversely affect the qualification under Section 422 of the Code of incentive stock options issued under the Plan.

(d) If there is any change in the number or kind of shares of Company stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company stock without the Company’s receipt of consideration, or if the value of outstanding shares of Company stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, then the maximum number of shares of Company stock available for issuance under the Plan, the maximum number of shares of Company stock for which any individual may receive Awards, the number of shares covered by outstanding Awards, the kind of shares issued and to be issued under the Plan, and the price per share or other features of such Awards may be appropriately adjusted by the Committee, as it may deem reasonably necessary, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company stock to prevent, to the extent practicable, the enlargement or dilution of rights and benefits under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive. Any adjustment affecting an Award made pursuant to this Section 12 shall be made consistent with the requirements of Section 162(m) of the Code. Any other provision of this paragraph (d) notwithstanding, no adjustment shall be made under this paragraph (d) if such adjustment would adversely affect the qualification under Section 422 of the Code of incentive stock options issued under the Plan.

13.  Dividend Equivalents.

(a) When the Committee makes a stock-based Award under the Plan, the Committee may award Dividend Equivalents in connection with the Award, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Committee. All Dividend Equivalents that are awarded but not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation or may be converted to stock units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the

Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance Goals.

(b) Dividend Equivalents may be payable in cash or shares of Company stock or in a combination of the two, as determined by the Committee.

14.  Change in Control.

(a) Any other provision of this Plan to the contrary notwithstanding, in the event of a Change in Control (as defined in paragraph (b), below), the Vesting, valuation and settlement of all Awards then outstanding under this Plan shall be governed by the provisions of this Section 14 rather than by the provisions of Sections 7 through 10 of this Plan.

(b) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i)	any “person” or “group” of “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder), other than Ronald B. Port and Roberta Washlow, or any of them and/or their respective spouses, children, heirs, assignees or affiliates (the “Port Group”), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing voting power of the then outstanding voting securities of the Company greater than the voting power of the Port Group; or,

(ii)	there is a merger, consolidation or reorganization involving the Company, unless:

(A)	the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) or any parent thereof, in substantially the same proportion as their ownership of the voting securities of the Company immediately before such merger, consolidation or reorganization; and,

(B)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of the Surviving Corporation (or parent thereof); and,

(C)	no “person” or “group” of “persons” as defined above, other than the Port Group, is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation (or parent thereof); or,

(iii)	there is a sale or other disposition of all or substantially all of the assets of the Company to an entity other than an entity:

(A)	of which at least fifty percent (50%) of the combined voting power of the outstanding voting securities are owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their then current ownership of the voting securities of the Company; and,

(B)	of which a majority of the board of directors is comprised of individuals who were members of the Board of the Company immediately prior to the execution of the agreement providing for such sale or disposition; and,

(C)	of which no “person” or “group” of “persons” as defined above, other than the Port Group, is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation (or parent thereof); or,

(iv)	Individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by Company stockholders, was approved by a vote of at least four-fifths (4/5) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, unless any such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (including, but not limited to, a consent solicitation) arising in connection with an effort to bring about one or more transactions that would constitute a Change in Control under subparagraphs (i), (ii) or (iii), above.

(c) Upon the occurrence of a Change in Control, all Awards outstanding under the Plan shall immediately Vest and shall be valued as if the Company had achieved the Target level of performance, except that, in the case of an Award granted more than thirty (30) days after the beginning of the applicable Performance Period, the Committee may, in its discretion, value and settle all or any part of such an Award on a pro-rated basis where the numerator is the number of days during the applicable Performance Period that, at the time of the Change in Control, have elapsed since the Award was granted, and the denominator is the total number of days from the beginning of the Performance Period through the date of the Change in Control.

(d) Upon the occurrence of a Change in Control, all applicable Awards under this Plan shall, to the extent feasible, be settled within thirty (30) days after such occurrence, without regard to any settlement schedule described in other sections of this Plan, unless otherwise determined by the Committee; provided, however, that if any portion of the Change in Control consideration which is payable to the shareholders of the Company is not paid to the shareholders at the time of the Change in Control in cash, readily marketable securities, negotiable promissory notes, or some other form of readily marketable property, then a corresponding pro rata portion of the amounts payable to Participants with respect to Awards under the Plan shall not be settled with the Participants in connection with the occurrence of the Change in Control but shall be settled with the Participants at the same time or times, and in the same proportion or proportions, and on the same terms and conditions (including without limitation any applicable interest on deferred amounts, any appreciation adjustment, and/or any adjustment for dividends or other distributions with respect to shares) as the balance of the Change in Control consideration is paid to the shareholders of the Company or becomes readily marketable, as the case may be; and if the shareholders receive the benefit of any guarantee or security arrangements with respect to any deferred payments, then the Participants shall receive the benefit of the same (if available) or equivalent arrangements. In determining whether property received by the shareholders is readily marketable, any applicable restrictions on transfer (including without limitation restrictions arising under federal or state securities laws or otherwise imposed by the terms and conditions of the contract governing the Change in Control transaction) shall be fully taken into account.

15.  Adjustments to Avoid Excise Tax.

(a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amounts payable to the Participant under this Plan shall be reduced to the extent necessary so that no portion of the amounts payable under this Plan shall be subject to such Excise Tax, but only if the net amount of such payments, as so reduced (and after imposition of the total amount of federal, state and local income tax on such payments) is greater than the excess of (A) the net amount of such payments, without reduction (but after imposition of the total amount of federal, state and local income tax on such payments) over (B) the amount of Excise Tax to which the Participant would be subject in respect of such unreduced payments. If it is determined that Excise Tax will or might be imposed on a Participant in the absence of such reduction, the Company and the Participant shall make good faith efforts to seek to identify and pursue reasonable action to avoid the need for such reduction or, if such reduction is not applicable, to reduce the amount of Excise Tax imposed on the Participant; provided, however, that this sentence shall not be construed to require the Participant to accept any further reduction in the amount that would be payable to him in the absence of this sentence. The provisions of this Section 15 shall override and control any inconsistent provision in any other agreement with, or compensation award to, any Participant.

(b) All determinations required to be made under this Section 15, including whether reduction is required under paragraph (a), above, and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made in good faith by an independent accounting firm selected by the Company in accordance with applicable law (the “Accounting Firm”), in consultation with tax counsel reasonably acceptable to the Participant. In the event that such Accounting Firm is serving as accountant or auditor for the individual, entity or group acting as the acquirer of the Company in a Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to herein as “the Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax under Section 4999 of the Code is payable by any particular Participant, the Company shall request that the Accounting Firm furnish the Participant with written guidance that failure to report such excise tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.

16.  Confidentiality and Non-Competition.

(a) If a Participant is not already a party to a confidentiality agreement with the Company, the Participant shall, whenever requested by the Company, enter into such an agreement as a condition to participation under this Plan.

(b) As a condition to retaining Awards under this Plan, each Participant shall, whenever requested by the Company, enter into a restrictive agreement under the terms of which, during the term of the Participant’s employment with the Company and for a period of two (2) years thereafter, the Participant shall not, directly or indirectly, engage in, be employed by, act as a consultant to, be a director, officer, owner or partner of, or acquire any other significant interest in, any business activity or entity which competes directly or indirectly with the Company or any subsidiary of the Company. The form and the specific terms of such a restrictive agreement shall be as prescribed by the Company.

17.  Designation of Beneficiary.  Each Participant may designate a beneficiary or beneficiaries to receive any remaining amounts due him under this Plan in the event of his death, and may change such designation from time to time by filing a written designation of beneficiaries with the Company, provided that no such designation shall be effective unless so filed prior to the death of such Participant. If there is no such designation in effect at the time of a Participant’s death, any such remaining amounts shall be settled with the Participant’s estate.

18.  No Right of Continued Employment.  Participation in the Plan or the receipt of an Award hereunder shall not give any Participant any right to continued employment by the Company, and the right to dismiss any Participant is expressly reserved by the Company, despite the possible adverse effect hereunder on any such Participant. Because the Plan is a contractual arrangement contingent on future events, neither the Award nor a payment hereunder shall be considered compensation for purposes of any profit-sharing, stock purchase, pension or other similar plan of the Company.

19.  No Segregation of Cash or Property.  The Company shall not be required to segregate any cash or any other property in connection with any Awards under this Plan. No interest shall be payable at any time with respect to any Awards except as expressly provided herein.

20.  No Rights as a Shareholder.  No Award under this Plan shall confer on any Participant any voting or other rights or privileges of a shareholder of the Company. The right of any Participant to receive any distribution or payment under this Plan shall be that of an unsecured general creditor of the Company.

21.  Assignments, Etc.  This Plan shall be binding upon and to the benefit of each Participant, his heirs, executors and administrators and the Company, its successors and assignees. The rights, interests and benefits of any Participant or any person or persons claiming benefits under such Participant by reason of the Plan shall not be sold, transferred, alienated, assigned, pledged, hypothecated or encumbered or otherwise disposed of except by will, testamentary trust, or by the laws of descent and distribution and shall not be subject to execution, attachment, transfer by operation of law or any other legal process. Any attempted sale, transfer, alienation, assignment, pledge, hypothecation or encumbrance, or other disposition of any rights, interests, and benefits under this Plan contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

22.  Illinois Law to Govern.  All questions pertaining to the construction, validity and effect of the provisions and administration of this Plan shall be determined in accordance with the laws of the State of Illinois.

23.  Gender.  Wherever from the context of this Plan it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in any one of the masculine, feminine or neuter genders shall include the masculine, feminine and neuter.

24.  Amendment or Termination of Plan.

(a) The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the shareholders of the Company if such approval is required in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights of the Participant regarding any Award previously made to the Participant under the Plan, unless the power to make such a unilateral change has been reserved for the Company in the Plan or the Award agreement. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations. In addition, the Board may in any event amend or terminate any provision of this Plan and/or any previous Awards to the extent such amendment or termination is necessary to satisfy the requirements of Section 162(m) of the Code or any successor to that Section 162(m), so that all payments under this Plan to any Participant who is a “covered employee” of the Company (as defined in Section 162(m)(3) of the Code) will qualify as deductible performance-based compensation.

(b) Notwithstanding anything in the Plan to the contrary, the Committee may not reprice any stock options or SARs, nor may the Board amend the Plan to permit repricing of options or SARs, unless the shareholders of the Company provide prior approval for such repricing. The term “repricing” shall have the meaning given that term in the NASDAQ rules and regulations, as in effect from time to time.

25.  Effective Date of Plan.  This Plan shall take effect upon adoption by the Board, but until the material terms of the compensation opportunity under this Plan have been approved by a majority vote of the shareholders of the Company, no payment shall be made under this Plan that would be a non-deductible payment because of Section 162(m) of the Code or any successor to that Section 162(m).

LAWSON PRODUCTS, INC. 1666 EAST TOUHY AVE. DES PLAINES, IL 60018 You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Lawson Products, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Lawson Products, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time on May 12, 2008. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LWSPD1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual LAWSON PRODUCTS, INC. For Withhold For All nominee(s), mark “For All Except” and write the A Proposals — The Board of Directors recommends a number(s) of the nominee(s) on the line below. vote FOR all the nominees listed and FOR Proposals 2 and 3. All All Except 000 Vote On Directors 1. ELECTION OF DIRECTORS Instruction: To maximize the number of nominees elected to the Company’s Board of Directors, unless otherwise specified below, this proxy authorizes Nominees: the proxies named above to cumulate all votes that the undersigned is 01) Ronald B. Port, M.D. entitled to cast at the Annual Meeting for, and to allocate such votes among, 02) Robert G. Rettig one or more of the nominees listed above as the proxies shall determine. In 03) Wilma J. Smelcer their sole and absolute discretion. To specify a different method of cumulative voting, write “Cumulate For” and the number of shares and the name(s) of the nominee(s) on this line: For Against Abstain Vote On Proposals 2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2008 000 3. APPROVAL OF THE LAWSON PRODUCTS, INC. LONG-TERM INCENTIVE PLAN 000 4. In their discretion, the Proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof. B Non-Voting Items For address changes and/or comments, please check this box and write them on 0 the back where indicated. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Dear Stockholder: We encourage you to vote the shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting the shares electronically. The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting. Your vote is important. Please vote immediately. If you vote over the Internet or by telephone, please do not mail your card. .. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. .. Address Changes/Comments: ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) C/O COMPUTERSHARE TRUST COMPANY, N.A. P.O. BOX 8694 EDISON, NJ 08818-8694 This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 13, 2008. The undersigned hereby makes, constitutes and appoints Neil E. Jenkins, Thomas J. Neri, and Ronald B. Port, M.D., and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc. (the “Company”), to be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Tuesday, May 13, 2008, at 10:00 A.M. (Local Time), or any adjournment or postponement thereof. If a properly signed proxy is returned without any choices marked, the proxies will distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors’ nominees. The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to, be done by virtue hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3. PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Proxy — LAWSON PRODUCTS, INC.